                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                ALLWASTE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

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





[Allwaste Logo]                                 5151 San Felipe Road, Suite 1600
                                                Houston, Texas 77056-3609
                                                (713) 623-8777


                                                               December 16, 1996

To the Stockholders of Allwaste, Inc.:

    The Annual Meeting of Stockholders of the Company will be held on Friday, January 17, 1997, at 1:00 p.m. (CST) at the Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas.

    A notice of the Annual Meeting, proxy and Proxy Statement containing information about the matters to be acted on at the Annual Meeting are enclosed. The Company's audited consolidated financial statements, certain general information, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations are contained in the enclosed Appendix to the Proxy Statement as a separately-bound document to facilitate retention as a reference source.

    The Company's 1996 Annual Report, which is not a part of the enclosed Proxy Statement, is also enclosed and contains our letter to stockholders, a financial and operating review and outlook, condensed consolidated financial statements, as well as additional information of interest to our stockholders.

    Holders of shares of the Company's common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

    All stockholders of the Company are cordially invited to attend the Annual Meeting. If you cannot attend, please assist us in preparing for the Annual Meeting by promptly completing, signing and returning your proxy. Even though you return your completed and signed proxy, you will still retain the right to revoke your proxy designation at any time prior to the Annual Meeting and vote in person at the Annual Meeting if you wish. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.


                                        Very truly yours,




                                        R.L. NELSON, JR.
                                        Chairman of the Board of Directors


       PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY.
                NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE
                     IF IT IS MAILED IN THE UNITED STATES.

[Allwaste Logo]                                 5151 San Felipe Road, Suite 1600
                                                Houston, Texas 77056-3609
                                                (713) 623-8777

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 17, 1997


         Notice is hereby given that the Annual Meeting of Stockholders of Allwaste, Inc., a Delaware corporation (the "Company"), will be held at the Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas, at 1:00 p.m. (CST) on Friday, January 17, 1997, for the following purposes:

         1. To elect three Class I directors of the Company, such directors to hold office until the third succeeding Annual Meeting of Stockholders after their election (the 2000 Annual Meeting); and

         2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

         Information with respect to the above matters is set forth in the proxy statement that accompanies this notice. Only holders of record of shares of the Company's common stock at the close of business on November 19, 1996 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of such stockholders will be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the principal executive offices of the Company, 5151 San Felipe Road, Suite 1600, Houston, Texas 77056.

         All stockholders of the Company are invited to attend the Annual Meeting. Please complete, sign and promptly return the enclosed proxy in the envelope provided for such purpose.


                                        By Order of the Board of Directors,



                                        WILLIAM L. FIEDLER
                                        SECRETARY

Houston, Texas
December 16, 1996


         PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY.
                NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE
                     IF IT IS MAILED IN THE UNITED STATES.

[Allwaste Logo]                                 5151 San Felipe Road, Suite 1600
                                                Houston, Texas 77056-3609
                                                (713) 623-8777

                                                               December 16, 1996

                                PROXY STATEMENT

                SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

         This proxy statement is furnished to the holders of record of the common stock, par value $.01 per share (the "Common Stock"), of Allwaste, Inc., a Delaware corporation (the "Company"), in connection with the solicitation on behalf of the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on January 17, 1997, and any postponements or adjournments thereof, for the purpose of considering and acting on the matters set forth in the accompanying notice of the Annual Meeting. Proxy solicitation materials are first being mailed to stockholders on or about December 16, 1996.

         Shares of Common Stock represented by an unrevoked, properly executed proxy delivered to the Company prior to or at the time of the Annual Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified on the proxy, shares represented thereby will be voted: (i) for the election of the three nominees specified herein as Class I directors of the Company; and (ii) in the discretion of the holder of the proxy, on all other matters that may properly come before the Annual Meeting.

          Any stockholder who has given a proxy may revoke his or her proxy by executing a proxy bearing a later date or by delivering written notice of revocation of his or her proxy executed in the same manner as the proxy to the Secretary of the Company at the Company's executive offices at any time prior to the Annual Meeting or any postponement or adjournment thereof. Prior to exercise thereof with respect to any matter submitted to a vote of the stockholders, any stockholder who attends the Annual Meeting or any postponement or adjournment thereof in person may revoke any proxy previously given and vote by ballot.

         The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by a properly executed proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the Annual Meeting to constitute a quorum, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked may be voted at any postponement or adjournment of the Annual Meeting in the manner set forth herein.

         The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock present in person or represented by duly executed proxies, and the approval of any other matters will require the affirmative vote of the holders of a majority of the shares present in person or represented by duly executed proxies at the Annual Meeting and entitled to vote on the subject matter, provided a quorum is present. Accordingly, in the case of shares that are present at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director (including by withholding authority on the proxy) will not operate to prevent the election of such nominee if other stockholders vote for such nominee; an abstention on any other proposal will have the effect of a vote against such proposal; and a broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and does not vote) will have no effect on the outcome of the vote on any of the proposals. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. New York Stock Exchange Rules provide that brokers holding shares in street names for customers, who have not received voting instructions from their customers, have discretion to give a proxy and vote on the election of directors.

         The total expense of the Annual Meeting, including the expense of preparing and mailing proxy solicitation materials, will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and regular employees of the Company may solicit proxies by telephone, telegram and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and others who hold shares of the Company's Common Stock in nominee names also may be requested by the Company to distribute proxy solicitation materials to beneficial owners and will be reimbursed by the Company for reasonable out-of-pocket expenses which they may incur in so doing. Brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for the reasonable expenses they may incur in sending proxy solicitation materials to the beneficial owners of the Company's Common Stock.

              VOTING SECURITIES, SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

         All stockholders of record as of the close of business on November 19, 1996 will be entitled to notice of and to vote at the Annual Meeting. On November 19, 1996, there were 36,828,024 shares of Common Stock issued and outstanding and held of record by 2,402 persons. The Common Stock is the only outstanding class of voting securities of the Company. Stockholders are entitled to one vote for each share of Common Stock held by them on all matters to be voted on at the Annual Meeting. Cumulative voting for the election of directors is not permitted.

         The following table sets forth information as of December 1, 1996 with respect to the beneficial ownership of the Company's Common Stock by: (i) all beneficial holders of 5% or more of the shares of the Company's issued and outstanding Common Stock; (ii) each director and nominee for director of the Company individually; (iii) each executive officer named in the Summary Compensation Table set forth below under the heading "Executive Compensation"; and (iv) all directors, nominees for director and executive officers of the Company as a group.

                                                            OPTIONS
                                       SOLE VOTING AND    EXERCISABLE      SHARES HELD
                                          INVESTMENT         WITHIN        UNDER 401(K)
 NAME OF BENEFICIAL OWNER                   POWER            60 DAYS         PLAN(1)
 ------------------------              ---------------    -----------     -------------
 Heartland Group, Inc. . . . .             5,278,600         - 0 -           - 0 -
 790 North Milwaukee Street
 Milwaukee, Wisconsin  53202

 Merrill Lynch Asset . . . . .             2,210,500         - 0 -           - 0 -
    Management, L.P.(2)
    Fund Asset Management, L.P.(2)
 800 Scudders Mill Road
 Plainsboro, New Jersey 08536

 R. L. Nelson, Jr. . . . . . .             1,021,456         - 0 -(3)       15,084

 Robert M. Chiste  . . . . . .               279,860         - 0 -(3)        2,331

 Michael A. Baker  . . . . . .                 - 0 -        15,000(3)        - 0 -

 John U. Clarke  . . . . . . .                 5,000         - 0 -(3)        - 0 -

 William E. Haynes . . . . . .                 - 0 -         - 0 -(3)        - 0 -

 Robert L. Knauss  . . . . . .                 - 0 -        12,500(3)        - 0 -

 Frank A. Rossi  . . . . . . .                 5,000         - 0 -(3)        - 0 -

 Thomas J. Tierney . . . . . .                20,000        30,000(3)        - 0 -

 T. Michael Young  . . . . . .                 2,000         - 0 -(3)        - 0 -

 David E. Fanta  . . . . . . .                50,751        40,899(3)        9,524

 James E. Rief . . . . . . . .                33,913         5,908(3)        - 0 -

 T. Wayne Wren, Jr.  . . . . .                32,334        27,777           - 0 -

 All directors, nominees for
 director and executive officers as        1,477,861       153,722(7)       29,009
 a group (14 persons)  . . . .

            *  Indicates less than 1.0%.


                                            OTHER BENEFICIAL       TOTAL BENEFICIAL         PERCENT
 NAME OF BENEFICIAL OWNER                      OWNERSHIP              OWNERSHIP             OF CLASS
 ------------------------                   ----------------       ----------------         --------
 Heartland Group, Inc. . . . .                  - 0 -                5,278,600               14.34%
 790 North Milwaukee Street
 Milwaukee, Wisconsin  53202

 Merrill Lynch Asset . . . . .                  - 0 -                2,210,500                6.01
    Management, L.P.(2)
    Fund Asset Management, L.P.(2)
 800 Scudders Mill Road
 Plainsboro, New Jersey 08536

 R. L. Nelson, Jr. . . . . . .                  2,000(4)             1,038,540                2.82

 Robert M. Chiste  . . . . . .                  3,986(5)               286,177                  *

 Michael A. Baker  . . . . . .                 19,600(6)                34,600                  *

 John U. Clarke  . . . . . . .                  - 0 -                    5,000                  *

 William E. Haynes . . . . . .                  - 0 -                    - 0 -                  *

 Robert L. Knauss  . . . . . .                  - 0 -                   12,500                  *

 Frank A. Rossi  . . . . . . .                  - 0 -                    5,000                  *

 Thomas J. Tierney . . . . . .                  - 0 -                   50,000                  *

 T. Michael Young  . . . . . .                  - 0 -                    2,000                  *

 David E. Fanta  . . . . . . .                  - 0 -                  101,174                  *

 James E. Rief . . . . . . . .                  - 0 -                   39,821                  *

 T. Wayne Wren, Jr.  . . . . .                  - 0 -                   60,111                  *

 All directors, nominees for
 director and executive officers as
 a group (14 persons)  . . . .                 25,886                1,686,478                4.58%


            *  Indicates less than 1.0%.
                                                   (Footnotes on following page)

(1) Share amounts included in this column represent shares allocated to the employee through participation in the Allwaste Employee Retirement Plan (the "401(k) Plan") according to a 401(k) Plan statement dated as of July 2, 1996, with respect to which NationsBank Texas, N.A., the 401(k) Plan Trustee, has sole voting power and the employee has sole investment power.

(2) Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM") and Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM") are indirect wholly-owned subsidiaries of Merrill Lynch & Co., Inc., which may be deemed to share investment and voting authority with MLAM and FAM.

(3) On July 19, 1996, the Compensation Committee approved a stock option exchange offer program (the "Exchange Offer"), pursuant to which all holders of stock options under the Company's Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan (the "1989 Option Plan") were offered the opportunity to exchange their existing outstanding option grants for new option grants with a new exercise price of $4.81 per share, a new eight-year term and a new four-year vesting schedule. See "Board Compensation Committee Report on Executive Compensation -- Stock Option Exchanges" and "Executive Compensation -- Report of the Compensation Committee on 1996 Stock Option Exchange Program -- Ten Year Option/SAR Repricings."

(4) Represents shares of Common Stock held by Mr. Nelson as custodian with respect to which Mr. Nelson possesses sole voting and investment power.

(5) Represents shares of Common Stock held by various members of Mr. Chiste's family.

(6) Represents shares of Common Stock held in trust with respect to which Mr. Baker serves as trustee and possesses sole voting and investment power.

(7) Includes all options to purchase shares of Common Stock which are exercisable as of December 1, 1996 and become exercisable within the next 60 days, but excludes: (i) options to purchase 2,142,990 shares of Common Stock granted to seven executive officers not currently exercisable and not exercisable within the next 60 days (such other options become exercisable in various annual installments through July 2000); and (ii) options to purchase an aggregate of 247,500 shares of Common Stock granted to seven non-employee directors not currently exercisable and not exercisable within the next 60 days (such other options become exercisable in various annual installments through July 2000).


                             ELECTION OF DIRECTORS

         The business and affairs of the Company, as provided in Article Sixth of the Company's Amended and Restated Certificate of Incorporation (the "Charter"), are managed by the Board of Directors. Article Sixth of the Charter provides that the total number of directors that will constitute the entire Board will be not less than nine and not more than fifteen, and that the directors shall be divided into three equal or nearly equal classes. The term of office of Class I directors expires at this Annual Meeting of Stockholders to be held January 17, 1997; the term of office of Class II directors expires at the 1998 Annual Meeting of Stockholders (i.e., one year of the term remaining); and the term of office of the Class III directors expires at the 1999 Annual Meeting of Stockholders (i.e., two years of the term remaining).

         The Board of Directors currently consists of nine directors. Three nominees, each of whom is an incumbent Class I Director, are proposed to be elected at this Annual Meeting to serve for a three-year term to expire at the 2000 Annual Meeting of Stockholders and until their successors are chosen and have qualified.

VOTE REQUIRED

         The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present in person or represented by duly executed proxies at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company (i.e., the director nominees receiving the greatest number of votes cast will be elected, regardless of the number withheld from voting for the election of such director nominees), provided a quorum is present. See "Solicitation, Revocability and Voting of Proxies."

DIRECTORS AND NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

         The following table sets forth with respect to each nominee named herein and each director whose term of office will continue for a period after the Annual Meeting: (i) the name and age of such person; (ii) the principal occupation of such person; and (iii) the year during which such person first became a director of the Company or of its predecessor. Three nominees are proposed to be elected at this Annual Meeting, each of whom is an incumbent Class I director and each of whom will serve, if elected, for a three-year term to expire at the 2000 Annual Meeting of Stockholders and until his successor is chosen and has qualified. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the nominees for director who have been designated as such by the Board of Directors. If, for any reason not presently known, any nominee is not available for election, another person or other persons who may be nominated will be voted for in the discretion of the proxy holders.

               NAME                      AGE                    PRINCIPAL OCCUPATION                DIRECTOR SINCE
               ----                      ---                    --------------------                --------------
            CLASS I -- NOMINEES; IF ELECTED, TERMS EXPIRE AT THE THIRD SUCCEEDING ANNUAL MEETING (2000)
 Michael A. Baker  . . . . . .           51              Independent Business Consultant                 1984

 R. L. Nelson, Jr. . . . . . .           58           Chairman of the Board of Directors of              1978
                                                                  the Company

 Frank A. Rossi  . . . . . . .           59              Chairman of FAR Holdings Company             April 1996

              CLASS II -- DIRECTORS WHOSE TERMS EXPIRE AT THE FIRST SUCCEEDING ANNUAL MEETING (1998)

 Robert L. Knauss  . . . . . .           65           President and Chief Executive Officer of           1988
                                                           Baltic International USA, Inc.

 T. Michael Young  . . . . . .           52           President and Chief Executive Officer of           1989
                                                               Hi-Lo Automotive, Inc.

 Robert M. Chiste  . . . . . .           49           President and Chief Executive Officer of           1995
                                                                     the Company

         CLASS III -- DIRECTOR NOMINEES FOR TERMS EXPIRING AT THE SECOND SUCCEEDING ANNUAL MEETING (1999)

 Thomas J. Tierney . . . . . .           65              Chairman of the Board of Corporate              1990
                                                             Communications Center, Inc.

 William E. Haynes . . . . . .           53                Independent Business Consultant             July 1996

 John U. Clarke  . . . . . . .           44            Managing Director of Simmons & Company            1995
                                                                    International

         Michael A. Baker has served as a Director of the Company since November 1984. From June 1989 to October 1991, Mr. Baker served as an officer and director of Sanifill, Inc., a Houston-based landfill development company founded by Mr. Baker and others, and he continued to serve as a member of the Board of Directors of Sanifill through May 1992. Mr. Baker has served as a Director of American Medical Response, Inc., a Boston-based company engaged in the provision of a national ambulance service network, since February 1992 and currently serves as an outside consultant to various private companies.

         Raymond L. Nelson, Jr. is the principal founder and Chairman of the Board of Directors of the Company. Since founding the Company, Mr. Nelson served as its President, Chief Executive Officer and Chief Operating Officer from time to time. Mr. Nelson has been involved in various aspects of the waste industry for over 30 years. Prior to starting the Allwaste Services businesses in January 1978, Mr. Nelson was a divisional Vice President of Browning-Ferris Industries, Inc., a Houston-based waste services company, working in the areas of acquisitions, operations and market development.

         Frank A. Rossi became a Director of the Company in April 1996. Mr. Rossi served Arthur Andersen LLP in various management capacities for over 35 years prior to his retirement in 1994, including serving as Managing Partner -- Chief Operating Officer. Mr. Rossi is currently the Chairman of FAR Holdings Company, LLC, a Chicago-based private investment firm. He is also a director of Affiliated Computer Services, Inc., a nationwide provider of information technology services based in Dallas, Texas.

         Robert M. Chiste, a Director of the Company since January 1995, became President and Chief Executive Officer of the Company in October 1994. He served as Chief Executive Officer and President of American National Power, Inc., a successor company of Transco Energy Ventures Company (TEVCO), since its creation in 1986 until October 1994. During the same period, he served as Senior Vice President of Transco Energy Company. From 1981 to 1986, he served, most recently, as a Senior Vice President of Enron Oil and Gas Corporation and its predecessor. Mr. Chiste also serves as a director of Franklin Credit Management Corp., a New York-based financial services company.

         Robert L. Knauss became a Director of the Company in March 1988. Mr. Knauss is President and Chief Executive Officer of Baltic International USA, Inc., an aviation investments company based in Houston, Texas. Mr. Knauss served as the Dean and Distinguished University Professor of the University of Houston Law Center from 1981 to 1993. Mr. Knauss is also a director of The Mexico Fund, Inc., an investment fund based in Mexico City; Equus II, Inc., an investment fund based in Houston, Texas; and Air Baltic Corporation, an international airline based in Riga, Latvia.

         T. Michael Young became a Director of the Company in March 1989. Mr. Young has served since October 1987 as the President and Chief Executive Officer of Hi-Lo Automotive, Inc., a retailer of automotive supplies based in Houston, Texas.

         William E. Haynes became a Director of the Company in July 1996. From 1993 until his retirement in 1995, Mr. Haynes served as the President and Chief Executive Officer of LYONDELL-CITGO Refining Company Ltd. Mr. Haynes served in various senior management capacities for Lyondell-Citgo Petrochemical Company from 1985 to 1993.

         John U. Clarke became a Director of the Company in July 1995. Since May 1996, Mr. Clarke has served as a Managing Director of Simmons & Company International, an investment banking firm. From May 1995 to May 1996, Mr. Clarke served as the President of Concept Capital Group, Inc., a Houston-based financial and strategic advisory services firm. He served as Executive Vice President -- Chief Financial and Administrative Officer of Cabot Oil & Gas Corporation, a Houston-based independent natural gas producer, from August 1993 to February 1995. From April 1981 to May 1993, Mr. Clarke was employed with Transco Energy Company, serving most recently as Senior Vice President and Chief Financial Officer.

         Thomas J. Tierney became a Director of the Company in February 1990. Mr. Tierney also serves as Chairman of the Board of Directors of Corporate Communications Center, Inc., a Dallas-based communications company, a position he has held for the past 21 years. Mr. Tierney is also a Director of M/A/R/C, Inc., a marketing research and services company based in Irving, Texas, and of Comerica Bank -- Texas.

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended August 31, 1996, the Board of Directors held four meetings and acted 12 times by unanimous consent. During fiscal 1996, each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member.

         There are four standing committees of the Board of Directors which have the following described responsibilities and authority.

         AUDIT COMMITTEE. The Audit Committee consists of T. Michael Young (chairman), Robert L. Knauss and Thomas J. Tierney. The Audit Committee: (i) makes recommendations to the Board of Directors with respect to the independent auditors that conduct the annual examination of the Company's accounts; (ii) approves major accounting policies; (iii) periodically reviews principal internal controls and related organizational matters to assure that necessary actions are taken to maintain a sound and modern system of financial controls;
(iv) reviews the scope of the annual examination of accounts and the division of responsibilities between the external and internal auditors; (v) periodically reviews the findings and recommendations of the external and internal auditors; (vi) provides a means of communication between the Board of Directors and accounting personnel, both external and internal; and (vii) provides the directors with information and advice on matters pertaining to accounting policies and financial controls. During fiscal 1996, the Audit Committee held two meetings and took no action by unanimous written consent.

         COMPENSATION COMMITTEE. The Compensation Committee consists of Robert
L. Knauss (chairman), Michael A. Baker and John U. Clarke. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also performs the duties of administration with respect to the Company's stock option and management bonus plans and recommends amendments or changes to such plans. The Compensation Committee assures that effective succession planning is conducted for key management positions. During fiscal 1996, the Compensation Committee held six meetings and acted 11 times by unanimous written consent.

         EXECUTIVE COMMITTEE. The Executive Committee consists of R. L. Nelson, Jr. (chairman), Robert M. Chiste and Thomas J. Tierney. During the intervals between meetings of the Board of Directors, this committee may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except with respect to extraordinary matters such as taking action with respect to the amendment of the Charter, a merger of the Company, a sale of all or substantially all of the Company's assets, or the declaration of dividends. During fiscal 1996, the Executive Committee did not meet and took no action by unanimous written consent.

         NOMINATING COMMITTEE. The Nominating Committee consists of John U. Clarke (chairman) and R.L. Nelson, Jr. The Nominating Committee reviews the size and composition of the Board of Directors, apportions the directors into classes, and makes recommendations with respect to nominations for the election of directors. The Nominating Committee will consider suggestions from stockholders for nominees to serve as directors, if such proposals are submitted in writing to R. L. Nelson, Jr., 5151 San Felipe Road, Suite 1600, Houston, Texas 77056-3609. During fiscal 1996, the Nominating Committee acted three times by unanimous written consent.

COMPENSATION OF DIRECTORS

         During the fiscal year ended August 31, 1996, fees for all directors aggregated $103,000, including amounts paid for committee participation. In fiscal 1996, non-employee directors of the Company received $2,500 for each directors' meeting attended and $2,000 for each committee meeting attended. Beginning with fiscal 1997, non-employee directors will receive: (i) $1,000 in cash for each directors' meeting attended and $500 in cash for each committee meeting attended; (ii) $15,000 in restricted stock each year, which shares will vest at a rate of 25% per year; and (iii) an annual stock option grant to purchase 7,500 shares of the Company's Common Stock (or 10,000 shares for an initial grant to a new director) under the Company's 1989 Option Plan. In addition, the Company reimburses the directors for all expenses relating to attendance at meetings. The Company does not pay director fees to directors who also are employees of the Company. No member of the Board of Directors was compensated during fiscal 1996 for his service as a director of the Company other than pursuant to the Company's standard compensation arrangements for directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES FOR CLASS I DIRECTOR, SUCH DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS.

                               EXECUTIVE OFFICERS

        The following table lists the name, age, position and period of service with the Company or predecessor company of each executive officer of the Company.

                                            SERVED AS
                                            EXECUTIVE
                                             OFFICER
                 NAME            AGE          SINCE                  POSITION
                 ----            ---          -----                  --------
R. L. Nelson, Jr. . . . .        58           1978       Chairman of the Board of Directors

Robert M. Chiste  . . . .        49           1994       President and Chief Executive Officer

David E. Fanta  . . . . .        36           1995       Senior Vice President of Operations

T. Wayne Wren, Jr.  . . .        48           1995(1)    Senior Vice President -- Chief
                                                         Financial Officer and Treasurer

James E. Rief . . . . . .        53           1995       Senior Vice President of Technology &
                                                         Administration

William L. Fiedler  . . .        38           1994       Vice President, General Counsel,
                                                         Secretary and Corporate Compliance
                                                         Officer

Michael W. Ramirez  . . .        39           1996       Vice President -- Controller

------------------
         (1) As noted below, Mr. Wren previously served as the Company's Vice President and Chief Financial Officer from August 1991 to December 1993. Mr. Wren then entered into a consulting agreement with the Company, pursuant to which he rendered financial consulting services to the Company from January 1994 through June 1994.

         For biographies of Messrs. Nelson and Chiste, see "Proposal No. 1 -- Election of Directors."

         David Fanta became the Senior Vice President of Operations of the Company in November 1995, having served as the Vice President -- Central Group of Allwaste Environmental Services, Inc., a wholly-owned subsidiary of the Company ("AES"), since September 1993. Mr. Fanta has served AES in various capacities since 1985.

         T. Wayne Wren, Jr. was elected as the Company's Senior Vice President -- Chief Financial Officer and Treasurer in March 1996, having served as the Company's Vice President -- Chief Financial Officer since November 1995. From January 1994 to November 1995, Mr. Wren served as an independent financial consultant. He previously served as the Company's Vice President -- Chief Financial Officer from August 1991 to December 1993. He also provided financial consulting services to the Company pursuant to a consulting agreement from January 1994 to June 1994. For approximately seven years prior to joining the Company in August 1991, Mr. Wren served as Senior Vice President --

Finance and Administration of Prairie Producing Company, an independent oil company based in Houston, Texas.

         James E. Rief was elected as the Company's Senior Vice President of Technology & Administration in July 1995. Prior to joining the Company, Mr. Rief served as the Director of Information Systems and Administration of Cabot Oil & Gas Corporation from May 1994 to July 1995. He served as the Vice President & Chief Information Officer of American Exploration Company, a Houston-based energy company, from October 1990 to May 1994.

         William L. Fiedler joined the Company in February 1990 as Senior Counsel and became Vice President, General Counsel and Secretary in February 1994. Mr. Fiedler assumed the additional role as Corporate Compliance Officer for the Company in February 1996.

         Michael W. Ramirez was elected as the Company's Vice President -- Controller in February 1996 and has served AES in various capacities since December 1990.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has employment agreements with all executive officers of the Company that prohibit such officers from disclosing the Company's trade secrets and generally restrict these individuals from competing with the Company for a period of two years after their respective dates of termination of employment. Each of the agreements provides for automatic renewal on an annual basis at the end of its stated term. In the event that the Company terminates any of these executive officers without "cause," the Company is obligated to pay severance to such executive officer as follows: (i) Mr. Chiste would be entitled to receive an amount equal to his base salary at the then-current rate for 24 months after such termination; (ii) each of Messrs. Fanta, Wren and Rief would be entitled to receive an amount equal to his base salary at the then-current rate for 18 months after such termination; and (iii) each of Messrs. Fiedler and Ramirez would be entitled to receive an amount equal to his base salary at the then-current rate for 12 months after such termination (such time periods for each executive officer are referred to hereinafter as the "Severance Period"). Mr. Nelson's employment agreement provides that he will be entitled to continue to receive an amount equal to his base salary at the then-current rate through August 31, 1998 (the "Severance Period" for Mr. Nelson) if his employment is terminated by the Company without "cause" prior to such date. In the event of termination of one of these executive officers without "cause," the Company is also obligated to pay to such executive: (i) all accrued compensation owing as of the date of termination, including any pro-rata bonus under the Company's incentive bonus plan(s) (subject to the terms of such plans), deferred compensation and accrued vacation pay; and (ii) an amount equal to the maximum monthly premium payment to continue coverage for the executive and any eligible dependents under the Company's health insurance plan multiplied by the applicable number of months in the Severance Period for such executive. In addition, in connection with a termination without "cause" of the employment of any of the foregoing executive officers, the Company has also agreed that all outstanding stock options held by such executive will be regranted under one of the Company's other stock option plans, will continue to vest during the applicable Severance Period and will remain exercisable until the earlier of the expiration of the option according to its original terms under the Company's 1989 Option Plan or three months after the conclusion of the applicable Severance Period. Mr. Chiste's employment agreement also provides that the 126,316 shares of restricted stock granted to Mr. Chiste under his employment agreement will continue to vest in the event that Mr. Chiste's employment is terminated by the Company for reasons
other than "cause."   These agreements provide also that in the event of a
without "cause" termination, a terminated executive will receive service credit under the Company's

Supplemental Executive Retirement Plan (the "SERP") for the number of months of the applicable Severance Period.

         Each of the Company's executive officers entered into a severance agreement in November 1996. Under these severance agreements, in the event of a Change in Control of the Company (as defined) and in the event an executive officer's employment with the Company is terminated during the Protected Period (as defined) for reasons other than "cause" or the executive's death or disability or by the executive for Good Reason (as defined), such executive will be entitled to receive severance pay as follows: (i) each of Messrs. Nelson, Chiste and Fanta would be entitled to receive an amount equal to his base salary at the then-current rate for 36 months; (ii) each of Messrs. Wren and Rief would be entitled to receive an amount equal to his base salary at the then-current rate for 30 months; and (iii) each of Messrs. Fiedler and Ramirez would be entitled to receive an amount equal to his base salary at the then-current rate for 24 months (such time periods for each executive officer are referred to hereinafter as the "Change in Control Severance Period"). In addition, each of such executive officers would, under the foregoing circumstances, be entitled to receive: (i) a specified percentage of his base salary as annual bonus for the applicable Change in Control Severance Period;
(ii) all deferred and accrued compensation otherwise owing to such executive under any of the Company's incentive or deferred compensation plans; (iii) an amount equal to the maximum monthly premium payment to continue coverage for the executive and any eligible dependents under the Company's health insurance plan multiplied by the applicable number of months in the Change in Control Severance Period for such executive; and (iv) service credit under the SERP for the number of months of the applicable Change in Control Severance Period for such executive. Under these agreements, on the occurrence of any Change in Control event or commencement of a tender offer, vesting of all outstanding stock option grants held by an executive officer will be accelerated and restrictions on outstanding restricted stock grants held by an executive officer will lapse. The Company is also required under the terms of these severance agreements to make a "gross-up" payment to the executives if any payments to such executives are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 1, 1994, the Company entered into a lease agreement with
R. L. Nelson, Jr., Chairman of the Board of Directors of the Company, for approximately eight acres of land and improvements on which the Company's Deer Park, Texas operations are located. This lease superseded the lease agreement previously entered into between the Company and Mr. Nelson with respect to a portion of such land and improvements. The primary term of the lease is five years with automatic one-year extensions after the primary term unless either party gives notice of termination ninety days prior to the end of the then-current term. The base rental payable under the lease is $10,500 per month. Under the terms of this lease agreement, the Company paid to Mr. Nelson a total of $126,000 during the fiscal year ended August 31, 1996. Management believes that the terms of this transaction were and are as favorable to the Company as those available from an unrelated third party.

         R. L. Nelson, Jr. received from the Company a loan in the amount of $55,000 in April 1995 and a loan in the amount of $50,000 in December 1995, both of which bore interest at the prime rate less one percent and matured on August 31, 1996. The largest aggregate amount of Mr. Nelson's indebtedness outstanding thereunder at any time during fiscal 1996 was $105,000. These loans were repaid in full prior to maturity in August 1996.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference.

OVERVIEW

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for supervising the development of and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Committee approves compensation to be paid to the President and Chief Executive Officer (the "CEO") and to each of the other executive officers of the Company, based on recommendations of the CEO. The Committee is composed entirely of independent outside directors of the Company, none of whom are currently, nor have any of them ever been, officers or employees of the Company.

         The Committee also oversees all aspects of the Company's executive compensation program, including many of the Company's employee benefit plans. The Company currently maintains a variety of compensation and benefit plans in which its executive officers may participate, including the Company's 1989 Option Plan, the 1996 Interim Management Bonus Plan (the "Interim Bonus Plan"), the 1996 Interim Deferred Compensation Plan (the "Interim Deferred Plan") and the Target 2000: One, Two, Four Plan (the "Target 2000 Plan"), each of which is discussed in more detail below.

         Effective September 1996, the Company adopted the Economic Value Added ("EVA(R)") integrated management system. EVA(R) is a registered trademark of Stern Stewart & Co. ("Stern Stewart"), a New York-based financial consulting firm (hereinafter, EVA(R) will be referred to as "EVA"). In October 1996, the Compensation Committee adopted the Allwaste EVA Incentive Compensation Plan (the "EVA Plan"), which will govern incentive bonus compensation payable to the Company's executive officers and other key employees beginning in fiscal 1997. The Company engaged Stern Stewart to assist the Company in implementation of the EVA integrated management system, including development of the EVA Plan. The Committee believes that EVA provides a strong correlation with stockholder value and that the EVA Plan will best serve the Company's overall objective of aligning the interests of the Company's management with its stockholders. Because it requires management to share some of the Company's business risk with the stockholders, EVA provides the opportunity for the upside potential that results from the creation of value and, as a result, rewards long-term continuous improvements in stockholder value. See " -- EVA Incentive Compensation Plan."

ALLWASTE'S COMPENSATION PHILOSOPHY

         The principles guiding the Allwaste executive compensation program are designed to link executive compensation and stockholder value. The goals of the program are: (i) to compensate employees in a manner that aligns the employees' interests with the interests of the stockholders; (ii) to encourage continuation of the Company's entrepreneurial spirit; (iii) to reward executives for successful long-term strategic management; (iv) to recognize outstanding performance; and
(v) to attract and retain highly qualified and motivated executives.

         Even prior to implementation of the EVA Plan, the Company believed that compensation of the executive officers should be directly and materially linked to objective measures of operating and performance criteria, and to achieve this, compensation has historically been leveraged through annual bonuses and stock option incentive awards. The Company's strategy with respect to executive compensation includes establishing base salaries for executives at a level somewhat below the industry average, while providing the opportunity to achieve more aggressive bonuses which, when combined with base salary amounts, give the Company's executives the potential to earn in excess of competitive industry compensation if the specified performance goals are achieved. The Company also grants to its executives and other key employees stock options at current market value, which options have no monetary value to the executives unless and until the market price of the Company's Common Stock increases. In this manner, the Company's executives are well-compensated when the Company achieves its operating and performance goals. On the other hand, in less profitable years, an executive's pay is more likely than not below competitive industry compensation. The mix of base salary, bonuses and stock option awards reflects the Company's intention to link executive compensation to the Company's operational performance and the price of its Common Stock. The Company expects that it will continue to employ this basic strategy under the EVA system in fiscal 1997.

         The Revenue Reconciliation Act of 1993 restricts the ability of a publicly-traded corporation to deduct compensation in excess of $1,000,000 paid to its Chief Executive Officer and the four most highly-compensated executive officers. Based on its current compensation structure, the Company does not presently anticipate that any of its officers will reach this $1,000,000 threshold for the forseeable future.

FISCAL 1996 EXECUTIVE COMPENSATION PROGRAM

         The components of the Company's fiscal 1996 executive compensation program that were subject to the discretion of the Committee on an individual basis include: (a) base salaries; (b) annual bonuses; (c) restricted stock awards and (d) stock options.

         BASE SALARY

         In line with the Company's current policy with respect to the base salaries of its executive officers, the Committee approved fiscal 1996 salaries for each of the Company's executive officers that it believes are conservative as compared to those for similar positions at comparable companies. In general, the Committee has set base salary targets for executive positions at amounts equal to a percentage less than average competitive compensation and has applied an individual performance and experience factor to the base salary targets to determine each executive's actual base salary, within a range of plus/minus 20% of the targets. Mr. Nelson's base salary decreased by 3.33% to $291,004 as a reflection of the corresponding decrease in Mr. Nelson's responsibilities to the Company during fiscal 1996. Mr. Fanta's base salary increased by 23% in the third month of fiscal 1996 to $185,000, which increase reflects the increase in his responsibilities in connection with his promotion from Vice President of one of the Company's operating groups to the Company's Senior Vice President of Operations. The Company agreed to pay Mr. Wren, who served as the Company's Chief Financial Officer on an interim basis beginning in November 1995, $100,000 for a period of six months; however, Mr. Wren was hired as a full-time employee of the Company prior to the conclusion of this six-month period. When he was hired as a full-time employee of the Company and elected as the Company's Senior Vice President -- Chief

Financial Officer and Treasurer in March 1996, the Committee approved a base annual salary of $175,000 for Mr. Wren. For fiscal 1996, Mr. Rief's base salary increased by 5.6% to $132,500. Prior to the end of fiscal 1996, the committee commissioned a compensation study by Arthur Andersen LLP that was used in setting base salaries and overall compensation packages for the Company's senior executives for fiscal 1997 and beyond.

         ANNUAL BONUS

         Interim Bonus Plan. The Company expects to compensate its executives for achievement of Company goals and, on attainment of established minimum thresholds, individual performance goals. As a bridge to the EVA Plan, the Committee approved the Interim Bonus Plan for bonuses payable with respect to fiscal 1996. The Interim Bonus Plan provided that 75% of bonus awards payable to the Company's executive officers would be based on objective factors and 25% of such awards would be based on subjective factors. The objective portion of each bonus award under the Interim Bonus Plan was equal to 75% of (i) the amount of the participant's Bonus Pool (as defined below) multiplied by (ii) the EPS Funding Percentage (as defined below). The subjective portion of each bonus award under the Interim Bonus Plan was determined by reference to the participant's performance and experience and was calculated by multiplying 25% by each participant's Bonus Pool.

         Each individual's bonus pool (the "Bonus Pool") under the Interim Bonus Plan consisted of 80% of the Bonus Availability Percentage (as defined below) attributable to such participant. The Interim Bonus Plan assigned a bonus availability percentage to each participant (the "Bonus Availability Percentage"), which Bonus Availability Percentage represented a percentage of a participant's cumulative fiscal 1996 earnings and was progressively higher for each of the executives based on the level of each executive's position. Mr. Nelson was not a participant in the Interim Bonus Plan. The Interim Bonus Plan provided for a Bonus Availability Percentage of 75% for each of Messrs. Fanta, Wren and Rief. The Interim Bonus Plan provided for progressively higher funding percentages based on corresponding progressively higher earnings per share targets for the Company for fiscal 1996 (the "EPS Funding Percentage"). The Company's performance goals under the Interim Bonus Plan, which were established during the budgeting process, required the achievement of growth in reported earnings per share over the prior fiscal year, measured against a targeted range established at the beginning of the fiscal year by the Board of Directors. If the Company had not achieved the minimum earnings per share growth target, the Company would not have awarded bonus compensation to any of the participants.

         The Company achieved earnings per share for fiscal 1996 of $.27 per share, which resulted in a 40% EPS Funding Percentage. Each of the executive participants in the Interim Bonus Plan was awarded the full amount of the subjective component of his fiscal 1996 bonus award. The aggregate bonus payable to each of Messrs. Fanta, Wren and Rief for fiscal 1996 was $58,531, $57,750 and $42,868, respectively. However, as discussed below, a portion of these bonuses were subject to mandatory deferral under the provisions of the Interim Bonus Plan, and, as also discussed below, could be subject to voluntary deferral under the terms of the Interim Deferred Plan. See " -- Interim Deferred Plan."

         The Interim Bonus Plan required that each participant defer receipt until November 1997 of 50% of the amount of his bonus award that exceeded $5,000 (the "Deferred Portion"). The Interim Bonus Plan also provides that the amount of the Deferred Portion may be increased or decreased by the ratio of
(i) the average closing price of the Company's Common Stock, as reported by the New York Stock Exchange, Inc. (the "NYSE"), on the last trading day of each of the months of June, July and August 1996 (which was $4.375), to (ii) the average closing price of the Company's Common Stock, as reported by the NYSE, on the last trading day of each of the months of June, July and August 1997 (the "Indexing Factor"). The Deferred Portion for each of Messrs. Fanta, Wren and Rief was $26,765, $26,375 and $18,934, respectively.

         Interim Deferred Plan. The Committee approved the terms of the Company's Interim Deferred Plan in October 1996. Under the Interim Deferred Plan, each member of the Company's 18-member management council (which includes all of the executive officers of the Company) can elect to defer his entire fiscal 1996 bonus award (the "Deferred Award") and can also elect to receive shares of restricted Common Stock in lieu of cash with respect to either (i) the Deferred Portion or (ii) the Deferred Award. Any management council member that elects, pursuant to the Interim Deferred Plan, to receive shares of restricted Common Stock in lieu of cash for the Deferred Portion will receive a number of shares equal to the amount of the Deferred Portion, divided by the closing price of the Common Stock on October 25, 1996 (the date of approval of the Interim Deferred Plan) or $4.375, plus 10%. If a management council member elects to receive shares of restricted Common Stock in lieu of cash for the Deferred Award, he or she will receive a number of shares equal to the amount of the Deferred Award, divided by $4.375, plus 20%. Messrs. Fanta and Wren have elected to receive shares of restricted Common Stock in lieu of cash for the Deferred Portion and will be entitled to receive 6,729 and 6,631 shares, respectively, which shares will vest in full on January 1, 1998. Mr. Rief has elected to defer his bonus award and receive shares of restricted Common Stock for the Deferred Award and will be entitled to receive 11,758 shares, which shares will vest in full on January 1, 1998.

         RESTRICTED STOCK AWARDS

         In fiscal 1996, the Committee approved the adoption of the Target 2000 Plan, a limited-purpose plan designed to encourage the Company's executive officers and certain other key employees to invest in the Company's Common Stock. Under the Target 2000 Plan, each participant was encouraged to purchase shares of the Company's Common Stock, in an amount up to a designated percentage of the participant's annual base salary (the "Qualifying Shares"), and was granted shares of restricted stock in an amount equal to two times the number of Qualifying Shares purchased by such participant. The Committee, in its discretion under the 1989 Option Plan, also granted each participant in the Target 2000 Plan a stock option to purchase a number of shares of Common Stock equal to four times the number of Qualifying Shares purchased by a participant in the open market. See " -- Stock Option Awards" below. Mr. Nelson was not a participant in the Target 2000 Plan. Mr. Fanta purchased 12,374 Qualifying Shares in November 1995, and the Committee approved a grant of 24,748 shares of restricted stock for Mr. Fanta in December 1995. Mr. Wren became a participant in the Target 2000 Plan in March 1996 when he was hired as a full-time employee and elected as an officer of the Company. Mr. Wren purchased an aggregate of 9,721 Qualifying Shares, and in June 1996, the Committee approved a grant of 19,442 shares of restricted stock to Mr. Wren. Mr. Rief purchased 7,385 Qualifying Shares in November 1995, and in December 1995, the Committee approved the grant of 14,770 shares of restricted stock to Mr. Rief. See " -- Stock Option Awards."

         STOCK OPTION AWARDS

         Stock option awards for executives other than the CEO are recommended by the CEO and approved by the Committee. In October 1995, Messrs. Fanta and Rief were awarded standard annual stock option grants under the 1989 Option Plan to purchase 20,000 shares of Common Stock and 10,000 shares of Common Stock, respectively. See "Executive Compensation -- Option/SAR Grants in Fiscal 1996." Mr. Rief elected to exchange this stock option under the Exchange Program in July 1996. See " -- Stock Option Exchanges," "Executive Compensation -- Option/SAR Grants in Fiscal 1996" and "Executive Compensation -- Report of the Compensation Committee on 1996 Stock Option Exchange Program." In March 1996, the Committee granted to Mr. Wren under the 1989 Option Plan a stock option to purchase 100,000 shares of Common Stock as part of his overall compensation package.

         For fiscal 1996, the Committee used standard annual option grants as adjustments in overall compensation for certain of the Company's executive officers. Further, at the time of the annual option grants, Mr. Fanta was Vice President of one of the Company's operating groups and thus did not receive his annual grant in the capacity of a senior executive officer. In general, the Committee applies a subjective, case-by-case individual performance and experience factor to target option awards to determine each executive's actual stock option award, within a range of plus/minus 20% of the target option award.

         In December 1995, the Named Executive Officers (as hereinafter defined) were granted stock options under the 1989 Option Plan pursuant to the Company's Target 2000 Plan, and as discussed above, the number of shares underlying each such option grant was determined by multiplying the number of Qualifying Shares purchased by an executive in the open market by four. See " -- Restricted Stock Awards" and "Executive Compensation -- Option/SAR Grants in Fiscal 1996." In December 1995, the Committee granted stock options under the 1989 Option Plan to purchase 49,496 shares and 29,540 shares, respectively, at an exercise price of $4.50 per share to Messrs. Fanta and Rief. In March 1996, the Committee granted under the 1989 Option Plan to Mr. Wren a stock option to purchase 38,884 shares of Common Stock at an exercise price of $4.50 per share. The Committee may also, in its discretion, make supplemental stock option awards to executives and others whose actions, in a specific transaction or event, have resulted in an extraordinary contribution to the Company.

         During the fiscal year ended August 31, 1996, the Committee granted to the Named Executive Officers other than the CEO options to acquire an aggregate of 277,920 shares of Common Stock at exercise prices ranging from $4.50 to $4.75 per share (excluding options to acquire an aggregate of 550,000 shares that were exchanged under the Exchange Program by the Named Executive Officers other than the CEO). See "Executive Compensation -- Option/SAR Grants in Fiscal 1996." At August 31, 1996, the Named Executive Officers other than the CEO held options covering an aggregate of 847,920 shares of Common Stock, of which options to acquire an aggregate of 74,584 shares were vested and exercisable.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         BASE SALARY

         Mr. Chiste's base salary in fiscal 1996 did not increase from the rate of $275,000 set in fiscal 1995 under the terms of his employment agreement with the Company. The base salary element of Mr. Chiste's total incentive compensation package is designed to potentially represent a smaller percentage of his total compensation, with annual bonus and stock option incentives providing Mr. Chiste with a greater opportunity to increase his total compensation if the Company achieves its performance and stock price objectives, as compared to other CEOs in the industry. The Committee expects that in evaluating potential increases to Mr. Chiste's salary in future years, it will, as it does with other executive officers of the Company, use a percentage of average competitive compensation as a base target salary and subsequently apply an adjusting factor of plus/minus 20% based on subjective individual performance and level of experience considerations.

         ANNUAL BONUS

         The Interim Bonus Plan provided a Bonus Availability Percentage of 90% for Mr. Chiste. The categorized Bonus Availability Percentage is higher (90%) for the CEO position than for other executives in recognition of the CEO's increased responsibilities and greater control over the policies and goals of the Company. Based on the 40% EPS Funding Percentage, Mr. Chiste received a fiscal 1996 bonus award of an aggregate of $108,900, of which $51,950 is the mandatory Deferred Portion. See " -- Fiscal 1996 Executive Compensation Program -- Annual Bonus" for a detailed description of the Interim Bonus Plan, the funding of fiscal 1996 bonus awards thereunder and the Interim Deferred Plan. Mr. Chiste was awarded the full amount of the subjective component of his bonus award. Mr. Chiste has elected to defer his entire fiscal 1996 bonus award and receive shares of restricted Common Stock for the Deferred Award and will thus be entitled to receive 29,870 shares, which shares will vest in full on January 1, 1998. Mr. Chiste will be a participant in the Company's EVA Plan for fiscal 1997.

         In recognition of Mr. Chiste's contributions in connection with the Company's sale of its glass recycling operations in September 1995, the Company amended its employment agreement with Mr. Chiste to provide for the grant to Mr. Chiste of 126,316 shares of restricted stock in lieu of payment of an aggregate of $600,000 in guaranteed cash bonus payments initially required by the employment agreement. See " -- Restricted Stock Awards" below.

         RESTRICTED STOCK AWARDS

         Mr. Chiste's employment agreement required payment of a guaranteed aggregate bonus of $875,000, with $275,000 of this amount being payable as an initial signing bonus and $150,000 to be paid during each of the succeeding four years. In recognition of Mr. Chiste's contributions in connection with the Company's sale of its glass recycling operations in September 1995, the Company amended its employment agreement with Mr. Chiste to provide for the issuance to Mr. Chiste of 126,316 shares of Common Stock in lieu of the remaining cash bonuses, with 25% of such shares of restricted stock vesting each year, beginning in January 1997.

         Mr. Chiste was a participant in the Company's Target 2000 Plan. See " -- Fiscal 1996 Executive Compensation Program -- Restricted Stock Awards." Pursuant to the Target 2000 Plan, Mr. Chiste purchased 24,525 Qualifying Shares in November 1995, and the Committee approved a grant of 49,050 shares of restricted stock for Mr. Chiste in December 1995.

         STOCK OPTION AWARDS

         Mr. Chiste's participation in the Company's stock option program is on the same general terms as other executive officers, although the amounts that may potentially be granted to Mr. Chiste are larger as a result of his position. As part of the Target 2000 Plan, Mr. Chiste was granted a stock option to purchase 98,100 shares of Common Stock, at an exercise price of $4.50 per share, under the 1989 Option Plan during fiscal 1996. Mr. Chiste exchanged this option, together with his fiscal 1995 option to purchase 600,000 shares of Common Stock, under the Exchange Program. See " -- Stock Option Exchanges," "Executive Compensation -- Option/SAR Grants in Fiscal 1996" and "Executive Compensation -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

EVA INCENTIVE COMPENSATION PLAN

         As part of the Company's implementation of the EVA integrated management system, the Committee adopted the EVA Plan (which was designed with the assistance of Stern Stewart) in October 1996 to govern incentive compensation for the Company's executive officers and other designated key employees beginning in fiscal 1997. The Committee's objective under the EVA Plan is to provide employees with incentive compensation commensurate with the level of the Company's operating performance in each fiscal year. That is, in a year in which the Company performs well, the incentive bonus award under the EVA Plan is designed to provide an employee with a higher total compensation package compared with total compensation for a similarly-situated employee in a peer company, and, conversely, a lower total compensation package in a year in which the Company's performance is less than expected.

         Bonuses payable under the EVA Plan will be determined based on improvement in EVA. EVA is designed to evaluate a corporation's performance from an investor's perspective by measuring in absolute dollar terms its net operating profit after taxes, net of the cost of the capital employed to generate that profit. EVA is equal to the difference between (i) net operating profit after tax, defined as operating earnings adjusted to eliminate the effect of, among other things, certain non-economic charges such as amortization of goodwill, and (ii) a capital charge, defined as average capital employed times the after-tax weighted average cost of capital for the year (currently determined to be 10%).

         EVA will be measured, individually, for each of the Company's operating units and operating groups, as well as for the Company on a consolidated basis. Bonuses under the EVA Plan will be awarded to each participant based on the annual improvement in EVA. The EVA Plan will provide bonuses on three levels: (i) employees of the Company's operating units and groups of locations (areas); (ii) employees of the Company's operating groups; and (iii) executive officers and other key corporate support personnel. Employees of operating units will be evaluated based on annual EVA improvement for both the specific location or area and for the operating group applicable to such location or area. Operating group employees will be evaluated based on annual EVA improvement for both their operating group and for the Company on a consolidated basis. Incentive bonuses for the Company's executive officers and other key corporate support personnel will be evaluated based on annual EVA improvement for the Company on a consolidated basis.

         In order to encourage a long-term commitment to the Company and its stockholders from participants in the EVA Plan, the EVA Plan provides that two-thirds of any positive balance accrued to an eligible participant be paid to such participant within three months following the end of a plan year while it requires that the remaining one-third be deferred for possible future payout. A participant's deferred account balance is considered "at risk" in the sense that in any year in which EVA performance results in a bonus amount which is negative, the negative bonus amount is subtracted from his or her outstanding deferred balance.

STOCK OPTION EXCHANGES

         In July 1996, the Compensation Committee adopted a stock option exchange program (the "Exchange Program"). Under the terms of the Exchange Program, individuals holding stock options under the 1989 Option Plan were given the opportunity to exchange any of their outstanding option grants for new grants to acquire the same number of shares at a new exercise price of $4.81 per share, which new grants are subject to a new four-year vesting schedule and have a new eight-year term.

         The 1989 Option Plan is intended to attract and retain qualified employees to the Company and encourage and reward superior performance. The Compensation Committee decided to adopt the Exchange Program for a number of reasons. The Committee believed that the Company was taking a new direction with the strategic goals outlined in its Target 2000 Plan that was implemented by the Company's senior management team. The Compensation Committee believed that the decline in the market price of the Company's Common Stock during the last two years below the exercise price of many previously-granted stock options would impair employee morale as the Company moved toward its Target 2000 Plan goals and would thereby undermine the incentive purposes of the 1989 Option Plan. The Committee set the new exercise price for the exchanged options at a premium to the market price of the Common Stock as of the date of grant, which was $4.375 per share. The premium used by the Committee was equal to the Company's currently determined cost of capital (10%), as a link to the Company's EVA integrated management system. The Committee has consulted Arthur Andersen LLP ("AA) in connection with the overall compensation study that was undertaken by AA with respect to compensation packages for the Company's senior executives for fiscal 1997 and beyond, and AA subsequently recommended that the Committee consider adoption of the Exchange Program as part of the executive compensation packages in order to provide a balanced compensation package for these executives. Recognizing the reduced cash component of the overall compensation packages under consideration for the senior executive officers, the Committee determined that the Exchange Program could be incorporated into these packages. Based on the Board's role in installing the Company's senior management team and considering that participation would require directors to forego a shorter vesting period and longer life of options exchanged in the Exchange Program, the Committee also voted to allow the Company's directors to participate in the Exchange Program. See also "Report of the Compensation Committee on 1996 Stock Option Exchange Program."


                     Members of the Compensation Committee:

                          Robert L. Knauss (chairman)
                                Michael A. Baker
                                 John U. Clarke

                             EXECUTIVE COMPENSATION

 The following table provides certain summary information concerning compensation paid or accrued for each of the Company's fiscal years ended August 31, 1996, 1995 and 1994 to (i) the Company's Chief Executive Officer (the "CEO"), and (ii) the four most highly compensated executive officers of the Company other than the CEO, determined as of August 31, 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                   ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION
                                                ----------------------------                AWARDS
                                                                                  ----------------------------
             (A)                    (B)            (C)             (D)           (F)              (G)              (I)
                                                                              RESTRICTED       SECURITIES
                                                                                STOCK          UNDERLYING       ALL OTHER
                                                                               AWARD(S)       OPTIONS/SARS     COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR      SALARY ($)(2)    BONUS ($)         ($)               (#)           ($) (3)
------------------------------------------------------------------------------------------------------------------------------------
Robert M. Chiste(4)                 1996       $275,000       $ - 0 -(5)     $846,599(6)       796,200(7)         $ 2,221
President and Chief Executive       1995        226,942       275,000(8)        - 0 -          600,000              - 0 -
Officer                             1994          - 0 -         - 0 -           - 0 -            - 0 -              - 0 -
------------------------------------------------------------------------------------------------------------------------------------
R. L. Nelson, Jr.(9)                1996        291,004         - 0 -           - 0 -          440,000(10)          1,004
Chairman of the Board               1995        301,229         - 0 -           - 0 -          200,000              3,878(11)
                                    1994        286,282       201,800           - 0 -           90,000              3,048(12)
------------------------------------------------------------------------------------------------------------------------------------
David E. Fanta(13)                  1996        179,332        31,765(14)     129,843(15)      149,496(16)          1,967
Senior Vice President of            1995        141,942        50,000           - 0 -           50,000              3,500
Operations                          1994        107,527        84,531           - 0 -           30,000              3,873
------------------------------------------------------------------------------------------------------------------------------------
T. Wayne Wren, Jr.(17)              1996         85,397(18)    31,375(19)     107,551(20)      138,884             65,107
Senior Vice President --            1995          - 0 -         - 0 -           - 0 -            - 0 -              - 0 -
Chief Financial                     1994         55,430(21)     - 0 -           - 0 -           32,000             82,097
Officer and Treasurer
------------------------------------------------------------------------------------------------------------------------------------
James E. Rief(22)                   1996        129,904         - 0 -(23)     109,428(24)       99,540(25)          - 0 -
Senior Vice President of            1995          4,807        10,000           - 0 -           50,000              - 0 -
Technology & Administration         1994          - 0 -         - 0 -           - 0 -            - 0 -              - 0 -

(1) Includes salary and/or bonus amounts deferred pursuant to Section 401(k) of the Code. Does not include the value of certain other personal benefits to the Named Executive Officers that did not exceed the lesser of $50,000 or 10% of each individual's total annual salary and bonus shown in the table.

(2) Represents base salary amounts actually earned during the fiscal periods. Annual base salary adjustments, if any, are effective on November 1 of each year.

(3) Represents the amount of the Company's match for each Named Executive Officer under the 401(k) Plan, a defined contribution plan which was established effective October 1, 1990, as amended and restated effective as of June 30, 1995, together with certain other compensation as noted.

(4) Mr. Chiste was elected as the Company's President and Chief Executive Officer, as of October 17, 1994.

(5) Under the Company's Interim Deferred Plan, Mr. Chiste elected to receive shares of restricted stock in lieu of his entire fiscal 1996 bonus award and received 29,870 shares of restricted stock.

(6) At the end of fiscal 1996, Mr. Chiste held an aggregate of 175,366 shares of restricted stock having an aggregate market value, as of August 31, 1996, of $723,385. Subsequent to the end of fiscal 1996, Mr. Chiste received a grant of 29,870 shares of restricted stock in lieu of payment of a cash bonus award under the Interim Bonus Plan. These restricted shares had a market value of $141,883 on the date of grant, November 1, 1996 (and would have been valued at $123,214 at fiscal year-end). The Company does not expect that dividends will be paid on any grants of restricted stock.

                                         (Footnotes continued on following page)

(7) Includes: (i) the stock option to purchase 98,100 shares of Common Stock granted to Mr. Chiste in December 1995; and (ii) the stock option to purchase 600,000 shares of Common Stock granted to Mr. Chiste in October 1994 and the stock option to purchase 98,100 shares of Common Stock granted in December 1995, each of which was exchanged under the Exchange Program. See "Board Compensation Committee Report on Executive Compensation -- Stock Option Exchanges" and " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

(8) Represents a one-time signing bonus contemplated by the terms of Mr. Chiste's employment agreement with the Company.

(9) Mr. Nelson served as the Company's Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer for the period from September 1, 1994 to October 17, 1994, with $44,615 of his salary attributable to that period. From October 17, 1994 through the remainder of the 1995 fiscal year, Mr. Nelson served solely as the Chairman of the Board.

(10) Mr. Nelson elected to exchange under the Exchange Program all three of his outstanding stock options to purchase an aggregate of 440,000 shares of Common Stock. See "Board Compensation Committee Report on Executive Compensation -- Stock Option Exchanges" and " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

(11) Includes $1,832 in imputed interest in connection with advances to Mr. Nelson from the Company.

(12) Includes $1,078 in imputed interest in connection with advances to Mr. Nelson from the Company.

(13) Mr. Fanta was elected as the Company's Senior Vice President of Operations in November 1995. During fiscal years 1994 and 1995, Mr. Fanta served as the Vice President -- Central Group.

(14) Represents the non-deferred cash component of Mr. Fanta's fiscal 1996 bonus award under the Interim Bonus Plan. Pursuant to the Interim Deferred Plan, Mr. Fanta elected to receive shares of restricted stock in lieu of the Deferred Portion of his fiscal 1996 bonus award.

(15) At the end of fiscal 1996, Mr. Fanta held an aggregate of 24,748 shares of restricted stock with an aggregate market value, as of August 31, 1996, of $102,086. Subsequent to the end of fiscal 1996, Mr. Fanta received a grant of 6,729 shares of restricted stock in lieu of payment of a deferred bonus award under the Interim Bonus Plan in cash. These restricted shares had a market value of $31,963 on the date of grant, November 1, 1996 (and would have been valued at $27,757 at fiscal year-end). The Company does not expect that dividends will be paid on any grants of restricted stock.

(16) Mr. Fanta was granted stock options to acquire an aggregate of 99,496 shares of Common Stock and elected to exchange under the Exchange Program his outstanding fiscal 1995 stock option to purchase 50,000 shares of Common Stock. See "Board Compensation Committee Report on Executive Compensation -- Stock Option Exchanges" and " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

(17) Mr. Wren was elected Senior Vice President -- Chief Financial Officer and Treasurer in March 1996, having served as the Company's interim Vice President -- Chief Financial Officer since November 1995. Mr. Wren had previously served as an executive officer of the Company, which service included part of fiscal 1994. See "Executive Officers."

                                         (Footnotes continued on following page)

(18) Does not include the $63,845 paid to Mr. Wren as consulting fees during fiscal 1996 while he acted as interim Chief Financial Officer for the Company, which amount is included herein under the column "All Other Compensation."

(19) Represents the non-deferred cash component of Mr. Wren's fiscal 1996 bonus award under the Interim Bonus Plan. Pursuant to the Interim Deferred Plan, Mr. Wren elected to receive shares of restricted stock in lieu of the Deferred Portion of his fiscal 1996 bonus award.

(20) At the end of fiscal 1996, Mr. Wren held an aggregate of 15,982 shares of restricted stock with an aggregate market value, as of August 31, 1996, of $65,926. Subsequent to year end, Mr. Wren received a grant of 6,631 shares of restricted stock in lieu of payment of a deferred bonus under the Interim Bonus Plan in cash. These restricted shares had a market value of $31,497 on the date of grant, November 1, 1996 (and would have been valued at $27,353 at fiscal year-end). The Company does not expect that dividends will be paid on any grants of restricted stock.

(21) Does not include $80,000 paid to Mr. Wren as consulting fees from January 1994 through June 1994, which amount is included herein under the column "All Other Compensation."

(22) Mr. Rief was elected as the Company's Senior Vice President of Technology & Administration in July 1995.

(23) Under the Company's Interim Deferred Plan, Mr. Rief elected to receive shares of restricted stock in lieu of his entire fiscal 1996 bonus award and received 11,758 shares of restricted stock.

(24) At the end of fiscal 1996, Mr. Rief held an aggregate of 14,770 shares of restricted stock with an aggregate market value, as of August 31, 1996, of $60,926. Subsequent to year end, Mr. Rief received a grant of 11,758 shares of restricted stock in lieu of payment of a cash bonus under the Interim Bonus Plan. These restricted shares had a market value of $55,851 on the date of grant, November 1, 1996 (and would have been valued at $48,502 at fiscal year-end). The Company does not expect that dividends will be paid on any grants of restricted stock.

(25) During fiscal 1996, Mr. Rief was granted stock options to acquire an aggregate of 39,540 shares of Common Stock and elected to exchange under the Exchange Program two of his outstanding stock options (one of which was granted in fiscal 1996) to purchase an aggregate of 60,000 shares of Common Stock. See "Board Compensation Committee Report on Executive Compensation -- Stock Option Exchanges" and " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

The following table sets forth certain information regarding option grants in the last fiscal year to the Named Executive Officers:

                        OPTION/SAR GRANTS IN FISCAL 1996

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF STOCK
                                                                                                 PRICE APPRECIATION FOR OPTION
                                 INDIVIDUAL GRANTS                                                          TERM(1)
-------------------------------------------------------------------------------------------   --------------------------------------
       (A)               (B)                   (C)                (D)             (E)                (F)                (G)

                      NUMBER OF            % OF TOTAL
                      SECURITIES          OPTIONS/SARS
                      UNDERLYING           GRANTED TO           EXERCISE
                     OPTIONS/SARS         EMPLOYEES IN           PRICE         EXPIRATION
       NAME          GRANTED (#)(2)        FISCAL 1996           ($/SH)           DATE             5% ($)             10% ($)
----------------     --------------       ------------          --------       ----------        ---------          ------------
Robert M. Chiste       98,100(2)(4)         3.17%(3)            $4.50           6/15/2000         $ 108,550          $ 237,193
------------------------------------------------------------------------------------------------------------------------------------
Robert M. Chiste      698,100(4)           22.56 (5)             4.81           7/19/2004         1,603,229          3,840,012
------------------------------------------------------------------------------------------------------------------------------------
R. L. Nelson, Jr.     440,000(6)           14.22 (7)             4.81           7/19/2004         1,010,487          2,420,291
------------------------------------------------------------------------------------------------------------------------------------
David E. Fanta         20,000(2)            0.65 (8)             4.75           4/26/2000            23,360             51,044
------------------------------------------------------------------------------------------------------------------------------------
David E. Fanta         49,496(2)            1.60 (9)             4.50           6/15/2000            54,768            119,675
------------------------------------------------------------------------------------------------------------------------------------
David E. Fanta         30,000(2)            0.97 (10)            4.50           7/19/2000            33,196             72,536
------------------------------------------------------------------------------------------------------------------------------------
David E. Fanta         50,000(11)           1.62 (12)            4.81           7/19/2004           114,828            275,033
------------------------------------------------------------------------------------------------------------------------------------
T. Wayne Wren, Jr.    100,000(2)            3.23 (13)            4.38           9/01/2000           208,887            500,320
------------------------------------------------------------------------------------------------------------------------------------
T. Wayne Wren, Jr.     38,884(2)            1.26 (14)            4.50           9/05/2000            83,544            200,103
------------------------------------------------------------------------------------------------------------------------------------
James E. Rief          10,000(2)            0.32 (15)            4.75           4/26/2000            11,680             25,522
------------------------------------------------------------------------------------------------------------------------------------
James E. Rief          29,540(2)            0.95 (16)            4.50           6/15/2000            32,687             71,424
------------------------------------------------------------------------------------------------------------------------------------
James E. Rief          60,000(17)           1.94 (18)            4.81           7/19/2004           137,794            330,040


(1) The potential realizable value through the expiration date of options has been determined assuming that the per share market price of Common Stock appreciates at the indicated rate, compounded annually over the term of each option, with the exercise price of the options subtracted from such appreciated share price. These values have been determined based on assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price. No gain to the optionees is possible without an increase in the stock price.

(2) Under the terms of the 1989 Option Plan, the Committee retains discretion, subject to 1989 Option Plan limits, to modify the terms of outstanding options and to reprice the options. The Company has not granted any stock appreciation rights. Each of these options were granted under the 1989 Option Plan and become exercisable according to a standardized vesting schedule: 20% vests six months after the date of grant; 25% vests eighteen months after the date of grant; 25% vests thirty months after the date of grant; and 30% vests forty-two months after the date of grant. The options expire fifty-four months after the date of grant. The exercise price per share for these options was equal to the fair market value per share as of the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares and tax withholding obligations may be satisfied by withholding of the underlying shares, subject to certain conditions.

(3) Represents the percentage of options granted to employees in fiscal 1996, including the 2,251,961 shares underlying options that were exchanged under the Exchange Program in July 1996. During the fiscal year ended August 31, 1996, the Company granted under the 1989 Option Plan to employees stock options to purchase an aggregate of 1,130,114 shares of Common Stock, of which options to purchase 287,526 shares of Common Stock were exchanged in the Exchange Program. This option grant represents 8.68% of stock options to purchase 1,130,114 shares that were granted to employees during fiscal 1996 (excludes those exchanged in the Exchange Program).
                                         (Footnotes continued on following page)

(4) In December 1995, Mr. Chiste was granted a stock option to purchase 98,100 shares of Common Stock at an exercise price of $4.50 per share. In July 1996, Mr. Chiste elected to exchange this option, together with a fiscal 1995 stock option to purchase 600,000 shares of Common Stock at an exercise price of $6.50 per share, under the Exchange Program for new grants at an exercise price of $4.81 per share, a new four-year vesting schedule and an eight-year term. See " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

(5) Represents the percentage of options granted to employees in fiscal 1996, including the options to purchase 2,251,961 shares that were exchanged under the Exchange Program. As noted in note 3 to this table, a stock option to purchase 98,100 of the shares that was exchanged and included in this line item was initially granted in fiscal 1996 and represented 3.17% of the total options granted (including all those exchanged under the Exchange Program). The stock option to purchase 600,000 shares of Common Stock that was exchanged and included in this line item represents 19.39% of the options granted to employees in fiscal 1996 (including those exchanged) and 26.64% of the options to purchase an aggregate of 2,251,961 of shares of Common Stock exchanged under the Exchange Program.

(6) In July 1996, Mr. Nelson elected to exchange his three outstanding stock option grants under the Exchange Program for new grants at an exercise price of $4.81 per share, a new four-year vesting schedule and an eight- year term. See " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

(7) Represents the percentage of options granted to employees in fiscal 1996, including the options to purchase 2,251,961 shares that were exchanged under the Exchange Program. As noted above in note 6, three outstanding option grants (none of which were made in fiscal 1996) to purchase an aggregate of 440,000 shares of Common Stock were exchanged under the Exchange Program and represent 19.54% of the options to purchase an aggregate of 2,251,961 shares that were exchanged under the Exchange Program.

(8) Represents 1.77% of the options granted to employees during fiscal 1996, excluding those exchanged under the Exchange Program.

(9) Represents 4.38% of the options granted to employees during fiscal 1996, excluding those exchanged under the Exchange Program.

(10) Represents 2.65% of the options granted to employees during fiscal 1996, excluding those exchanged under the Exchange Program.

(11) In July 1996, Mr. Fanta elected to exchange under the Exchange Program a fiscal 1995 stock option to purchase 50,000 shares at an exercise price of $6.50 per share for a new grant at an exercise price of $4.81 per share, a new four-year vesting schedule and an eight-year term. See " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

(12) Represents 2.22% of the options to purchase an aggregate of 2,251,961 shares of Common Stock that were exchanged under the Exchange Program.

(13) Represents 8.85% of the options granted to employees during fiscal 1996, excluding those exchanged under the Exchange Program.

                                         (Footnotes continued on following page)

(14) Represents 3.44% of the options granted to employees during fiscal 1996, excluding those exchanged under the Exchange Program.

(15) Represents 0.88% of the options granted to employees during fiscal 1996, excluding those exchanged under the Exchange Program.

(16) Represents 2.61% of the options granted to employees during fiscal 1996, excluding those exchanged under the Exchange Program.

(17) In October 1995, Mr. Rief was granted a stock option to purchase 10,000 shares of Common Stock at an exercise price of $4.75 per share. In July 1996, Mr. Rief elected to exchange this option, together with a fiscal 1995 stock option to purchase 50,000 shares at an exercise price of $5.25 per share, under the Exchange Program for new grants at an exercise price of $4.81 per share, a new four-year vesting schedule and an eight-year term. See " -- Report of the Compensation Committee on 1996 Stock Option Exchange Program."

(18) Represents 2.66% of the options to purchase an aggregate of 2,251,961 shares of Common Stock that were exchanged under the Exchange Program.


                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1996
                   AND FISCAL 1996 YEAR-END OPTION/SAR VALUES

         The following table sets forth certain information regarding (i) stock options exercised by the Named Executive Officers during the fiscal year ended August 31, 1996; (ii) the number of shares of Common Stock underlying unexercised options held by each of the Named Executive Officers on August 31, 1996; and (iii) the value, at August 31, 1996, of exercisable and unexercisable "in-the-money" stock options held by each of the Named Executive Officers:


    (A)                  (B)           (C)                            (D)                                      (E)
                                                      NUMBER OF SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS/SARS AT FISCAL          IN-THE-MONEY OPTIONS/SARS AT
                                                            1996 YEAR-END (#)                     FISCAL 1996 YEAR-END ($)(1)
                                                   ---------------------------------------------------------------------------------
                       SHARES
                      ACQUIRED
                         ON          VALUE
                      EXERCISE     REALIZED
      NAME               (#)          ($)           EXERCISABLE       UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
-----------------   -----------   ----------       -------------    ----------------      --------------      ------------------
Robert M. Chiste        - 0 -        - 0 -             - 0 -              698,100               - 0 -                - 0 -
------------------------------------------------------------------------------------------------------------------------------------
R. L. Nelson, Jr.       - 0 -        - 0 -             - 0 -              440,000               - 0 -                - 0 -
------------------------------------------------------------------------------------------------------------------------------------
David E. Fanta          - 0 -        - 0 -            40,899              138,597              $2,625               $1,125
------------------------------------------------------------------------------------------------------------------------------------
T. Wayne Wren           - 0 -        - 0 -            27,777              111,107               - 0 -                - 0 -
------------------------------------------------------------------------------------------------------------------------------------
James E. Rief           - 0 -        - 0 -             5,908               83,632               - 0 -                - 0 -



(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The value of "in-the-money" unexercised options set forth in the foregoing table represents the difference between the exercise price of such options and the closing sales price of the Company's Common Stock on August 30, 1996, as reported by the New York Stock Exchange, Inc., $4.125 per share.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                       1996 STOCK OPTION EXCHANGE PROGRAM

         In July 1996, the Compensation Committee adopted a stock option exchange program (the "Exchange Program"). Under the terms of the Exchange Program, individuals holding stock options under the 1989 Option Plan were given the opportunity to exchange any of their outstanding option grants for new grants to acquire the same number of shares at a new exercise price of $4.81 per share, which new grants are subject to a new four-year vesting schedule and have a new eight-year term. For a full explanation of the details and reasons for the Exchange Program, see "Board Compensation Committee Report on Executive Compensation -- Stock Option Exchanges."

         The following table sets forth information regarding outstanding stock options that were exchanged by any of the Company's executive officers (former and current) during the period beginning September 1, 1986 to August 31, 1996 under the Exchange Program.

                         TEN-YEAR OPTION/SAR REPRICINGS



                (A)                      (B)           (C)              (D)              (E)             (F)             (G)
                                                   SECURITIES                                                         LENGTH OF
                                                   UNDERLYING      MARKET PRICE                                        ORIGINAL
                NAME                    DATE        NUMBER OF       OF STOCK AT    EXERCISE PRICE    NEW EXERCISE    OPTION TERM
                                                  OPTIONS/SARS        TIME OF        AT TIME OF      PRICE ($)(1)    REMAINING AT
                                                   REPRICED OR     REPRICING OR     REPRICING OR                       TIME OF
                                                   AMENDED (#)     AMENDMENT ($)    AMENDMENT ($)                    REPRICING OR
                                                                                                                      AMENDMENT
                                                                                                                      (IN YEARS)
====================================================================================================================================
Robert M. Chiste                       7/19/96       600,000           $4.50            $6.50           $4.81            2.09
President and Chief Executive
Officer

Robert M. Chiste                       7/19/96        98,100           $4.50            $4.50           $4.81            3.11
President and Chief Executive
Officer

R. L. Nelson, Jr.                      7/19/96       150,000           $4.50            $5.50           $4.81             .07
Chairman of the Board

R. L. Nelson, Jr.                      7/19/96        90,000           $4.50            $4.00           $4.81            1.09
Chairman of the Board

R. L. Nelson, Jr.                      7/19/96       200,000           $4.50            $6.50           $4.81            2.09
Chairman of the Board

David E. Fanta                         2/12/91(2)      5,400(3)        $5.50            $5.625          $5.50             .01
Senior Vice President of Operations

David E. Fanta                         7/19/96        50,000           $4.50            $6.50           $4.81            2.09
Senior Vice President of Operations

James E. Rief                          7/19/96        50,000           $4.50            $5.25           $4.81            3.07
Senior Vice President of Technology
& Administration

James E. Rief                          7/19/96        10,000           $4.50            $4.75           $4.81            3.11
Senior Vice President of Technology
& Administration

William L. Fiedler                     2/12/91(2)      2,500(4)        $5.50            $8.50           $5.50            4.04
Vice President, General Counsel,
Secretary and Corporate Compliance
Officer

William L. Fiedler                     7/19/96         5,000           $4.50            $5.50           $4.81             .07
Vice President, General Counsel,
Secretary and Corporate Compliance
Officer

William L. Fiedler                     7/19/96        40,000           $4.50            $5.125          $4.81            2.00
Vice President, General Counsel,
Secretary and Corporate Compliance
Officer

William L. Fiedler                     7/19/96         7,500           $4.50            $6.50           $4.81            2.09
Vice President, General Counsel,
Secretary and Corporate Compliance
Officer

Michael W. Ramirez(5)                  7/19/96         3,000           $4.50            $5.50           $4.81             .07
Vice President -- Controller

Michael W. Ramirez                     7/19/96         7,000           $4.50            $6.50           $4.81            2.09
Vice President -- Controller


(1) The exercise price of $4.81 for new options granted in exchange for existing options under the Exchange Program was determined by the closing sales price of the Common Stock of $4.375 per share, as reported by the New York Stock Exchange, on July 18, 1996 (the day preceding the meeting of the Compensation Committee at which new replacement options were granted), plus 10% (which represents the Company's cost of capital under the new EVA integrated management system being implemented in fiscal 1997).

(2) In February 1991, the Compensation Committee adopted a stock option exchange program that gave any employee (other than executive officers and directors of the Company) holding a stock option with an exercise price greater than $5.50 (the then current market price of the Company's Common Stock) to exchange such option for a new stock option to purchase a number of shares of Common Stock equal to the number of shares of Common Stock underlying outstanding options at a given price multiplied by the result of dividing $5.50 by the exercise price for such group of options.

(3) As granted, this stock option gave Mr. Fanta the right to purchase 5,400 shares of Common Stock, and as repriced with the new exercise price of $5.50, this option gave Mr. Fanta the right to purchase 5,280 shares of Common Stock. This option was not exercised and expired on August 12, 1995.

(4) As granted, this stock option gave Mr. Fiedler the right to purchase 2,500 shares of Common Stock, and as repriced with the new exercise price of $5.50, this option gave Mr. Fiedler the right to purchase 1,618 shares of Common Stock. This option was not exercised and expired on August 12, 1995.

(5) Mr. Ramirez is the Company's Vice President -- Controller. See "Executive Officers."



                     Members of the Compensation Committee:

                          Robert L. Knauss (Chairman)
                                Michael A. Baker
                                 John U. Clarke



            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, officers and persons holding more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, Inc. initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and greater-than-ten- percent stockholders are also required to furnish the Company with copies of all such filed reports.

         Based solely on review of the copies of such reports furnished to the Company during and with respect to the period from September 1, 1995 through August 31, 1996, Mr. Chiste was late in filing a Form 4 covering one grant of restricted stock.

                               PERFORMANCE GRAPH

         The stock performance graph which follows shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act or under the Exchange Act and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

         The line graph below compares the yearly percentage change in the Company's Common Stock against the cumulative total return of (i) the S&P 500 and (ii) peer group companies selected in good faith for the Company's five most recently completed fiscal years, assuming the investment of $100 on September 1, 1991 and the reinvestment of all dividends since that date to August 31, 1996. The data used was obtained from published sources and is believed to be accurate.

               [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

================================================================================
                       1991      1992       1993      1994     1995       1996
================================================================================
Allwaste, Inc.         $100     $ 97.87    $ 82.98   $112.77  $ 91.49    $ 70.21
--------------------------------------------------------------------------------
S&P 500                $100     $107.92    $124.34   $131.14  $159.27    $189.10
--------------------------------------------------------------------------------
Peer Group(1)(2)       $100     $ 89.37    $ 89.36   $115.19  $130.05    $120.88
================================================================================


         The Company's Common Stock performance shown by the above graph is not necessarily indicative of future Common Stock performance. The total return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the S&P 500 and the peer group companies is based on the stock price or composite index at August 31, 1991.

---------------

(1) The above graph compares the performance of the Company with the S&P 500 and a group of peer industrial and environmental services companies, not including the Company, with the investment weighted based on average annual market capitalization. Other companies in the peer group are as follows: Allied Waste Industries, Inc.; Astrotech International Corporation; Browning-Ferris Industries, Inc.; C.H. Heist Corp.; IMCO Recycling Inc.; Mid-American Waste Systems, Inc.; Republic Waste Industries, Inc.; Serv-Tech, Inc.; Team, Inc.; USA Waste Services, Inc.; and Wellman, Inc.

(2) During the fiscal year ended August 31, 1996, (i) Western Waste Industries was acquired by Sanifill, Inc. and Sanifill, Inc. subsequently merged with USA Waste Services, Inc.; (ii) the assets of Laidlaw, Inc. relating to its waste management division were acquired by Allied Waste Industries, Inc.; and (iii) Horsehead Resource Development Company, Inc. went private. Each of Western Waste Industries, Sanifill, Inc., Laidlaw, Inc. (Class B shares), and Horsehead Resource Development Company, Inc. were included in the stock performance graph in the Company's proxy statement last year.

                             ADDITIONAL INFORMATION

         The Company's audited consolidated financial statements for the fiscal year ended August 31, 1996 are included in the enclosed Appendix to this Proxy Statement. The Appendix also contains the information required by the SEC to be included in the annual report to securityholders.

                              REPORT ON FORM 10-K

         The Company filed its Annual Report on Form 10-K for the year ended August 31, 1996 with the SEC on November 26, 1996. A copy of the report, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. Written requests for copies of the report should be directed to Stockholder Services, Allwaste, Inc., 5151 San Felipe Road, Suite 1600, Houston, Texas 77056-3609.

                                 OTHER MATTERS

         Representatives of Arthur Andersen LLP, the Company's independent public accountants for the fiscal year ended August 31, 1996, are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and will have the opportunity to respond to appropriate questions from those attending the Annual Meeting.

         The cost of solicitation of proxies will be borne by the Company. Proxy cards and materials will also be distributed to the beneficial owners of Common Stock through brokers, custodians, nominees and other similar parties, and the Company expects to reimburse such parties for their expenses in connection with such distribution.

         The Board of Directors knows of no matters that are expected to be presented at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, it is intended that the persons named in the form of proxy accompanying this proxy statement, acting thereunder, will vote in accordance with their best judgment on such matters.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

         Any proposal to be presented by a stockholder at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than August 14, 1997, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that Annual Meeting.



                                             WILLIAM L. FIEDLER
                                             SECRETARY
Houston, Texas
December 16, 1996

         PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY.
                NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE
                     IF IT IS MAILED IN THE UNITED STATES.

            APPENDIX TO ALLWASTE, INC. PROXY STATEMENT RELATING TO ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 17, 1997

                                 ALLWASTE, INC.

                       GENERAL AND FINANCIAL INFORMATION
                                FISCAL YEAR 1996

DESCRIPTION OF BUSINESS

      Allwaste, Inc. provides integrated industrial and environmental services and acts as an outsourcing provider of on-site facility processes and services, primarily in the United States, Canada and Mexico. Unless the context otherwise requires, references to the "Company" or "Allwaste" refer to Allwaste, Inc., a Delaware corporation incorporated on August 21, 1986, and its subsidiaries, affiliates and predecessors. The Company provides to its industrial and commercial customers a range of industrial and environmental services, including: on-site industrial cleaning and waste management services (including hydroblasting and gritblasting and air-moving and liquid vacuuming); waste transportation and processing; wastewater services; site remediation; maintenance services; turnaround and outage services; container cleaning and repair services; emergency spill response services; and other general plant support services.

      While the Company has historically focused on achieving growth through acquisitions, the Company has, in recent years, shifted its focus to emphasize increased internal growth. The Company has focused on realizing increased internal growth primarily by developing new outsourcing and co-sourcing opportunities with its customers and expanding the number of service lines offered to customers by each of its operating locations through its AllQuest Enterprises companies (as discussed below), providing solution-oriented and preventive services that focus on improving customer efficiency and profitability, transferring technology and knowledge among the Company's various operating locations, implementing national marketing programs that target major industries served by the Company, introducing services in new geographic areas and developing services that address environmental concerns associated with new products. The Company's ALLIES(R) program stresses collaboration between the Company and its customers by focusing on creating flexible and innovative solutions to a customer's problems and emphasizing the Company's services as an economically-efficient outsourcing alternative that can maximize a customer's competitive role in the emerging global market.

      In recognition of the new outsourcing and co-sourcing opportunities with its customers identified through its ALLIES(R) program, the Company created AllQuest Enterprises, Inc. ("AllQuest Enterprises"). AllQuest Enterprises enables the Company to expand the bundle of available service lines offered to its customers by its operating locations and to create new outsourcing and co-sourcing opportunities with its customers. AllQuest Enterprises is comprised of the following early-stage companies: AllQuest Water Resources, Inc.; AllQuest Technologies, Inc.; AllQuest Pipeline Services, Inc.; AllQuest Energy Services, Inc.; Allies Staffing, Inc.; and AllQuest Capital, Inc.


COMMON STOCK PRICES AND DIVIDENDS

      The Company's Common Stock is traded on the New York Stock Exchange under the symbol "ALW." The following table sets forth the range of high and low per share sales prices for the Company's Common Stock for the Company's two most recently completed fiscal years:

                                               HIGH       LOW
                                             --------   -------
Fiscal 1995 --
 First quarter ended November 30, 1994       $ 7.500    $ 5.875
 Second quarter ended February 28, 1995        6.125      4.750
 Third quarter ended May 31, 1995              6.375      5.125
 Fourth quarter ended August 31, 1995          5.875      5.000

Fiscal 1996 --
 First quarter ended November 30, 1995       $ 5.500    $ 4.125
 Second quarter ended February 29,1996         5.500      4.125
 Third quarter ended May 31, 1996              4.625      3.875
 Fourth quarter ended August 31, 1996          4.750      4.000



      According to the Company's transfer agent, on November 19, 1996, there were 2,402 holders of record of the Company's Common Stock.

      The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's credit facility prohibits the payment of cash dividends.

DIRECTORS

R. L. Nelson, Jr.        Chairman of the Board, Allwaste
Robert M. Chiste         President and Chief Executive Officer, Allwaste
Michael A. Baker         Independent Business Consultant
John U. Clarke           Managing Director, Simmons & Company
                             International
William E. Haynes        Independent Business Consultant
Robert L. Knauss         President and Chief Executive Officer, Baltic
                             International USA, Inc.
Frank A. Rossi           Chairman, FAR Holdings Company
Thomas J. Tierney        Chairman of the Board, Corporate Communications
                             Center, Inc.
T. Michael Young         President and Chief Executive Officer,
                             Hi-Lo Automotive, Inc.

EXECUTIVE OFFICERS

R. L. Nelson, Jr.        Chairman of the Board
Robert M. Chiste         President and Chief Executive Officer
David E. Fanta           Senior Vice President of Operations
T. Wayne Wren, Jr.       Senior Vice President -- Chief Financial Officer
                             and Treasurer
James E. Rief            Senior Vice President of Technology &
                             Administration
William L. Fiedler       Vice President, General Counsel, Secretary and
                             Corporate Compliance Officer
Michael W. Ramirez       Vice President -- Controller


FORM 10-K

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996, filed with the Securities and Exchange Commission on November 26, 1996, excluding exhibits thereto, may be obtained without charge by writing to Dana Flores, Investor Relations, Allwaste, Inc., 5151 San Felipe, Suite 1600, Houston, Texas 77056.

SELECTED FINANCIAL DATA

      The Selected Financial Data below includes the accounts of all companies acquired through August 31, 1996. These companies, all of which were acquired in transactions accounted for as purchases during the past five years, are included from their respective dates of acquisition. For all periods presented, the selected financial data reflects the Company's former glass recycling operations as a discontinued operation.

      The Selected Financial Data should be read in conjunction with the accompanying Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                         For the Years Ended August 31,
                                                         -------------------------------------------------------------
                                                            1996         1995        1994          1993         1992
                                                         ---------    ---------    ---------    ---------    ---------
                                                                    (in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:

Revenues                                                 $ 382,165    $ 344,245    $ 286,861    $ 243,591    $ 182,214
Cost of operations                                         286,412      254,596      204,492      173,844      125,886
                                                         ---------    ---------    ---------    ---------    ---------

Gross profit                                                95,753       89,649       82,369       69,747       56,328

Write-downs of operating equipment                            --          6,908         --           --           --
Selling, general and administrative expenses                77,011       72,976       59,020       53,033       40,408
Interest expense                                            (9,581)      (8,785)      (5,617)      (4,798)
                                                                                                                (3,984)
Interest income and other income (expense), net              3,401       (3,097)        (818)       1,250          276
                                                         ---------    ---------    ---------    ---------    ---------

Income (loss) from continuing operations before income
  tax provision and minority interest                       12,562       (2,117)      16,914       13,166       12,212

Income tax provision                                        (6,030)      (2,170)      (6,725)      (5,465)      (4,885)

Minority interest                                               82          408          407         --           --
                                                         ---------    ---------    ---------    ---------    ---------

Income (loss) from continuing operations                     6,614       (3,879)      10,596        7,701        7,327

Discontinued Operations
  Income from discontinued operations, net of
    applicable income taxes                                   --          2,773        2,501        2,464        4,218
  Gain on sale of glass recycling operations, net of
    applicable income taxes                                  3,764         --           --           --           --
                                                         ---------    ---------    ---------    ---------    ---------

Net income (loss)                                        $  10,378    $  (1,106)   $  13,097    $  10,165    $  11,545
                                                         =========    =========    =========    =========    =========

Net income (loss) per common share
     Continuing operations                               $    . 17    $    (.10)   $     .29    $     .21    $     .21
     Discontinued operations                             $    . 10    $     .07    $     .07    $     .07    $     .12
                                                         ---------    ---------    ---------    ---------    ---------
Net income (loss) per common share                       $     .27    $    (.03)   $     .36    $     .28    $     .33
                                                         =========    =========    =========    =========    =========

Weighted average common shares outstanding                  39,055       38,805       36,852       36,307       35,330
                                                         =========    =========    =========    =========    =========

BALANCE SHEET DATA:

Working capital                                          $  18,742    $  26,925    $  25,579    $  12,233    $  14,692

Property and equipment, net                                128,973      131,098      108,956       89,730       71,707

Total assets                                               337,187      372,233      309,263      259,965      196,001

Long-term obligations                                      132,467      172,948      134,630      101,041       72,865

Shareholders' equity                                       130,946      128,291      121,218      105,196       90,038

Cash dividends declared per common share                        --           --           --           --           --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      For all periods presented, "Management's Discussion and Analysis of Financial Condition and Results of Operations" reflects the Company's former glass recycling operations as a discontinued operation. For information regarding acquisitions and divestitures made by the Company, refer to Notes 2 and 3, respectively, of Notes to Consolidated Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES

      OPERATING ACTIVITIES. Net cash provided by operating activities was $33.0 million and $38.1 million during fiscal 1996 and 1995, respectively. In fiscal 1996, net income was $10.4 million, which included $31.5 million in depreciation and amortization, a gain of $3.8 million from the sale of the Company's glass recycling operations and $1.1 million in gain on sales of property and equipment. The Company reduced accounts receivable which provided $4.5 million of cash. The Company achieved this reduction in accounts receivable by lowering the Company's days sales outstanding through increased collection efforts. The Company also reduced capital spending in fiscal 1996, resulting in a decrease in accounts payable of $9.6 million.

      Net working capital was $18.7 million at August 31, 1996, which was down from $26.9 million at August 31, 1995. This decrease was primarily due to both the previously discussed reduction in accounts receivable and increased current income tax liability due to the Company's higher net income in fiscal 1996. The Company's current ratio was 1.3 to 1 at August 31, 1996, which was down slightly from 1.4 to 1 the prior year. The Company had uninvested cash of $2.4 million at August 31, 1996, which was significantly lower than the $4.0 million of uninvested cash held by the Company at the end of fiscal 1995.

      INVESTING ACTIVITIES. The Company generated cash of $12.0 million from its investing activities in fiscal 1996, compared with using $68.4 million in fiscal 1995. On September 1, 1995, the Company sold its glass recycling operations for consideration (as adjusted) consisting of: cash of $41.5 million, $8.0 million of redeemable preferred stock and a $6.6 million subordinated note receivable. The Company used the proceeds received in this transaction to reduce outstanding debt. In fiscal 1995, the $68.4 million used in investing activities was primarily attributable to capital expenditures of $47.2 million and cash payments of $19.3 million, net of cash acquired, for the acquisition of businesses.

      During fiscal 1996, the Company purchased four businesses for $2.1 million in cash, net of cash acquired, and promissory notes of $0.2 million. The Company acquired 13 companies during fiscal 1995, which required $19.3 million in cash, net of cash acquired, and debt of $6.4 million. Also, the Company spent $3.0 million to purchase investments in fiscal 1996. The Company paid $2.6 million of this $3.0 million to acquire a 10% interest in The Safe Seal Company, Inc., which specializes in valve repair and leak sealing.

      Capital expenditures during fiscal 1996 and fiscal 1995 were $27.5 million and $47.2 million, respectively. The Company made capital expenditures in the current year predominately to purchase operating equipment for expansion of existing service lines and to replace older equipment. The Company was able to reduce its capital spending in fiscal 1996 primarily due to increased monitoring of equipment usage, transfers of underutilized owned equipment from lower volume, lower margin locations to higher margin, higher volume locations and the use of short-term equipment rentals. Also, the Company constructed a new container services facility at a total cost of $3.7 million in fiscal 1995, contributing to higher capital spending for fiscal 1995. Expenditures for fiscal 1997 are anticipated to be approximately $25.0 million. The Company's fiscal 1997 capital expenditure program will be funded from a combination of cash flows from operating activities and through the utilization of the Company's revolving credit facility.

      FINANCING ACTIVITIES. In fiscal 1996, the Company used cash of $46.3 million in financing activities, compared with cash of $31.4 million provided during 1995. The Company's total short-term and long-term debt decreased significantly by $37.8 million to $128.1 million at August 31, 1996 from $165.9 million at August 31, 1995. Included in the aforementioned long-term debt, the Company's revolving credit facility decreased by $32.3 million to $87.8 million at August 31, 1996 from $120.1 million at the end of fiscal 1995. This decrease enabled the Company to considerably reduce long-term debt as a percentage of capitalization to 48% at August 31, 1996 from 56% at August 31, 1995. This was a significant decrease considering the use of $9.2 million to repurchase shares of the Company's Common Stock. During the year ended August 31, 1996, the Company also repurchased $1.1 million of its convertible subordinated debentures at 85% of their face value and paid $4.6 million on other long-term borrowings that were predominantly associated with business acquisitions from previous years.

      In July 1995, the Board of Directors authorized the Company to repurchase, over a two year period, up to 5,000,000 shares of the Company's Common Stock, either on the open market or in privately negotiated transactions.

During the year ended August 31, 1996, the Company spent $9.2 million to repurchase 2,075,900 shares of its Common Stock at an average cost of $4.44 per share. Subsequent to August 31, 1996, the Company has repurchased 1,029,400 additional shares of its Common Stock at an average cost of $4.67 per share. Future repurchases of the Company's Common Stock will be dependent upon prevailing market conditions and other investment opportunities. Also, the Company received $0.7 million in proceeds from issuance of shares of Common Stock, predominantly from the exercise of options to purchase 164,600 shares of Common Stock under the Company's Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan.

      The Company's credit facility consists of a revolving credit agreement with a group of banks. This agreement, as last amended in August 1996, provides an unsecured $160 million revolving line of credit to the Company through January 31, 1999, at which time any outstanding borrowings convert to a term loan due in equal quarterly installments through January 31, 2003. Available borrowing capacity under this agreement was $39.0 million at November 15, 1996. Borrowing availability is subject to the Company maintaining certain minimum financial ratios as set forth in the agreement. The Company anticipates that its credit facilities are adequate to fund its financing needs.

      Management believes it has adequate capital resources available from internally generated funds, treasury shares and from the short-term and long-term capital markets to meet anticipated working capital needs, planned capital expenditures and to take advantage of new opportunities requiring capital.

RESULTS OF OPERATIONS

     OVERVIEW. Allwaste, Inc. provides integrated industrial and environmental services and acts as an outsourcing provider of on-site facility processes and services, primarily in the United States, Canada and Mexico. With the completion of the sale of the Company's glass recycling operations in September 1995, the Company combined the prior industry segments of environmental services and container services into a single operation.

      Net income from continuing operations for fiscal 1996 was $6.6 million, compared with a net loss of $3.9 million in fiscal 1995 and net income of $10.6 million in fiscal 1994. Net income (loss) per common share from continuing operations was $.17, $(.10) and $.29 for fiscal 1996, 1995 and 1994, respectively.

      The following table identifies certain relationships with consolidated revenue as percentages:

                                                 FISCAL YEAR
                                          -------------------------
                                           1996     1995      1994
                                          ------   ------    ------
Revenue                                     100%     100%       100%

Costs and Expenses:

  Cost of operations                      (74.9)    (74.0)    (71.3)
                                          -----     -----     -----

  Gross profit                             25.1      26.0      28.7

  Write-downs of operating equipment         --      (2.0)       --

  Selling, general and administrative     (20.2)    (21.2)    (20.5)
    expenses

  Interest expense                         (2.5)     (2.5)     (2.0)

  Interest income and other income
    (expense), net                          0.9      (0.9)     (0.3)
                                          -----     -----     -----

Income (loss) from continuing
  operations before income tax
  provision and minority interest           3.3      (0.6)      5.9

Income taxes                               (1.6)     (0.6)     (2.3)

Minority interest                           0.0       0.1       0.1
                                          -----     -----     -----

Net income (loss) from continuing
  operations                                1.7%     (1.1%)     3.7%
                                          =====     =====     =====

      1996 COMPARED WITH 1995. The Company's revenues for fiscal 1996 increased to $382.2 million, compared with $344.2 million in fiscal 1995. Revenue growth from acquisitions accounted for $22.3 million or 59% of this growth. Almost half of this acquisition growth was attributable to a sewer restoration company acquired in May 1995. The Company had internally generated revenue growth of $15.7 million during fiscal 1996, which was primarily attributable to the Company's excavation/remediation company located in Birmingham, Alabama. This operation, the Company's largest, benefited from a significant increase in pulp and paper and quarry work in fiscal 1996. Increased demand for the Company's services by the offshore oil and gas exploration industry in the Gulf of Mexico area also contributed to this internal revenue growth. Revenue growth was also strong in the Company's facilities that serve the United States and Canadian automobile industry. These increases in revenue were partly offset by the decreases in revenue generated by the Company's facilities that service the Pacific coast refining industries and by the Company's transportation services.

      Gross operating profit increased to $95.8 million in fiscal 1996 from $89.6 million in fiscal 1995. Gross operating profit as a percentage of gross revenues decreased in fiscal 1996 to 25% from 26% in fiscal 1995. This decrease was primarily attributable to a general softness in the market for the Company's container cleaning and repair services and to the higher volume of lower margin subcontract work, which was predominately attributable to the Company's excavation and site remediation operations.

      Selling, general and administrative ("SG&A") expenses decreased, as a percentage of revenues, to 20% in fiscal 1996, from 21% in fiscal 1995, while SG&A expenditures increased by $4.0 million to $77.0 million. Incremental SG&A expense of $5.3 million relates to acquisitions of businesses and start-up operations subsequent to 1994. SG&A relating to existing locations decreased $2.6 million. The Company adopted a cost reduction initiative in the first half of fiscal 1996. This plan focused on the improvement of profitability, the creation of shareholder value and enhanced efforts to provide more cost-effective, value-added services to the Company's large industrial customer base. Elements of the plan included a work force reduction of approximately 170 employees nationwide, a consolidation of 11 field offices and the realignment of certain management functions. In conjunction with this plan, the Company recorded a restructuring charge of $1.3 million which was related to employee severance costs, outplacement assistance, office consolidation and other related costs.

      Interest expense increased $0.8 million to $9.6 million in fiscal 1996 compared with $8.8 million in fiscal 1995 as a result of higher debt levels in the first half of fiscal 1996.

      Interest income and other income (expense), net was $3.4 million in fiscal 1996 compared to ($3.1) million in fiscal 1995. The income was primarily related to interest and dividends of $1.3 million earned on the subordinated note receivable and preferred stock acquired in the sale of the Company's glass recycling operations. Also, the Company recognized income from gain on sales of property and equipment and dividends earned on the investment in The Safe Seal Company, Inc.

      The Company's effective income tax rate for the year ended August 31, 1996 was 48%. The effective tax rate was higher than the statutory federal rate of 35% primarily due to the effect of the nondeductibility of a portion of meal and entertainment expenses, the nondeductible amortization of a portion of the Company's goodwill, state income taxes and Canadian earnings which are taxed at a higher statutory rate.

      1995 COMPARED WITH 1994. Revenues for fiscal 1995 increased 20% to $344.2 million, compared with $286.9 million in fiscal 1994, and approximately 57% of this revenue growth was internally generated. This internally generated growth of $32.6 million was primarily attributable to higher levels of service work provided to the refining and petrochemical industries in the Southeastern United States and to increased activity in the oil and gas exploration and production industry in the Gulf of Mexico which was partially offset by decreased activity in the refining industry in the Pacific coast region. This growth also reflected increased market penetration of the Louisiana pulp and paper industry, a significant public works contract in Alabama and increased wastewater pretreatment revenue. Revenue growth from acquisitions of $24.8 million in fiscal 1995 resulted from the companies acquired during fiscal 1994 and 1995.

      Gross profit, as a percentage of revenues, decreased by 3% to 26% of revenues in fiscal 1995 compared with 29% in fiscal 1994. This decrease was due to higher volumes of lower-margin subcontract and disposal revenues and a significant loss on a governmental transportation project. Lower volumes and lower prices in the Pacific coast refinery market and the nonrecurrence of high margin spill response work resulting from the severe earthquake in southern California in January 1994 also adversely affected gross margins.

      During fiscal 1995, the Company recorded write-downs in recognition of the permanent impairment of certain operating assets totaling $6.9 million. The affected assets included certain operating equipment in Mexico and California, a wastewater pretreatment facility, equipment relating to two small businesses which were exited and various owned facilities.

      The Company's SG&A expenses, as a percentage of revenue, remained constant at 21% of gross revenues for fiscal years 1995 and 1994. SG&A expenses increased 24% to $73.0 million in fiscal 1995 from $59.0 million in fiscal 1994. Approximately 30% of this increase was attributable to incremental expenses relating to acquisitions completed subsequent to fiscal 1993. A significant part of the remaining increase is attributable to higher bad debt expenses, the write-off of unrealizable organizational costs relating to a realignment of the Company's Mexico joint ventures and higher legal and professional fees. The Company also increased its staffing during this time period to support its sales, safety and compliance programs and to maintain strong financial systems and controls. These increases in SG&A were partially offset by lower costs relating to the Company's management incentive compensation plans.

      Interest expense increased $3.2 million from fiscal 1994 to fiscal 1995. The primary reason for the increase was higher average debt levels at higher average interest rates which were required to fund the previously discussed acquisitions and capital expenditures in fiscal 1995.

      Interest income and other income (expense), net in fiscal 1995 is primarily attributable to $1.0 million in allowances provided for a note receivable and the write-off of the Company's remaining investment of $2.0 million in previously-owned businesses. Also, the Company settled a lawsuit for $0.6 million related to its previously discontinued asbestos abatement business.

      The Company's effective tax rate was 40% for the year ended August 31, 1994. The effective tax rate was higher than the statutory federal rate of 35% primarily due to the effects of nondeductible amortization of goodwill, state income taxes and Canadian earnings which are taxed at a higher statutory rate. In fiscal 1995, the Company recorded a tax provision of $2.2 million despite a pretax loss of $2.1 million. The provision was attributable to the nondeductibility of the above mentioned items, nondeductible meals and entertainment expenses and valuation allowances relating to the Company's Mexico joint ventures.


FLUCTUATIONS IN RESULTS OF OPERATIONS.

      Certain customers have varying levels of demand for the Company's services based on the time of the year. Most of the Company's service lines tend to be slowest in the winter months (the Company's second quarter). Services provided to electric utility customers are typically performed in the fall and spring when demand for electricity is reduced and maintenance work can be performed more efficiently. Likewise, services provided to refining and petrochemical customers tend to be greater in the fall and spring when most planned turnarounds at customer plants occur. See also Note 15 of Notes to Consolidated Financial Statements for quarterly financial data. In addition, the Company's acquisition program can affect not only future results and rates of growth but also previously reported results because of restatements if acquisitions are accounted for as poolings-of-interests.

      The impact of inflation on the Company has been minimal.


ENVIRONMENTAL PROCEEDINGS

      In November 1996, the West Virginia Department of Environmental Protection (the "West Virginia DEP") issued a draft consent order against one of the Company's subsidiaries, which order seeks to impose an aggregate of approximately $229,000 in fines against the Company relating to a transportation-related spill in West Virginia in November 1995. The Company voluntarily remediated this spill in December 1995. The draft consent order alleges that in remediating the spill, the Company did not comply with certain technical West Virginia DEP remediation regulations relating to recordkeeping and generator requirements. The Company believes that the West Virginia DEP remediation regulations cited by the West Virginia DEP as the basis of this draft consent order are not relevant in the context of an emergency spill response. Therefore, the Company believes that it may be able to successfully negotiate the imposition by the West Virginia DEP of significantly lower penalties in the final consent order. The Company is actively negotiating the draft consent order with the West Virginia DEP and does not believe that the final consent order will have a material adverse effect on the Company's results of operations or financial position.

NEW FINANCIAL ACCOUNTING STANDARDS

      In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which is effective for years beginning after December 15, 1995 (fiscal 1997 for the Company). This statement established criteria for recognizing, measuring and disclosing impairments of long-lived assets, identifiable intangibles and goodwill. The Company will adopt SFAS No. 121 in the first quarter of fiscal year 1997; however, management does not expect that the adoption will have a material effect on the Company's financial position or results of operations.

      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which is effective for years beginning after December 15, 1995 (fiscal 1997 for the Company). This statement allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company expects to continue accounting for employee stock options and similar equity instruments in accordance with APB Opinion No. 25. The pro forma effect for fiscal 1996 has not yet been determined.


OUTLOOK FOR 1997

      The Company has clearly defined the industrial customer as the focus of its business strategy. The Company's fiscal 1996 sale of its glass recycling operations has allowed it to narrow its focus on providing services to the industrial customer and provide additional capital for expansion of this core business and developing opportunities independently or through partnering arrangements in the areas of water and wastewater management, energy services, contract labor services and, through its investment in The Safe Seal Company, Inc., leak sealing and valve restoration services. The Company will continue to evaluate its complement of services offered and allocate capital accordingly.

      While the Company has historically focused on achieving growth through acquisitions, the Company has, in recent years, shifted its focus to emphasize increased internal growth. The Company has focused on realizing increased internal growth primarily by developing new outsourcing and co-sourcing opportunities with its customers and expanding the number of service lines offered to customers by each of its operating locations, providing solution-oriented and preventive services that focus on improving customer efficiency and profitability, transferring technology and knowledge among the Company's various operating locations, implementing national marketing programs that target major industries served by the Company, introducing services in new geographic areas and developing services that address environmental concerns associated with new products. The Company's ALLIES(R) program stresses collaboration between the Company and its customers by focusing on creating flexible and innovative solutions to a customer's problems and emphasizing the Company's services as an economically-efficient outsourcing alternative that can maximize a customer's competitive role in the emerging global market. In recognition of the new outsourcing and co-sourcing opportunities with its customers identified through this program, the Company created AllQuest Enterprises, Inc. ("AllQuest Enterprises"). AllQuest Enterprises enables the Company to expand the bundle of available service lines offered to its customers by its operating locations and to create new outsourcing and co-sourcing opportunities with its customers. AllQuest Enterprises is comprised of the following early-stage start-up companies: AllQuest Water Resources, Inc.; AllQuest Technologies, Inc.; AllQuest Pipeline Services, Inc.; AllQuest Energy Services, Inc.; Allies Staffing, Inc.; and AllQuest Capital, Inc.

      The Company is also focusing on cost control and gross margin expansion through fiscal 1997. The Company intends to implement selected price increases when market conditions permit and as a by-product of value-added selling efforts. The Company anticipates savings resulting from the restructuring in fiscal 1996 and ongoing cost-reduction initiatives to positively affect its results of operations in fiscal 1997.

      A significant amount of the Company's revenues from its services are generated on an as needed basis or from irregularly scheduled customer turnarounds and outages. The Company is also affected by business cycles experienced by its industrial customer bases and by changes in environmental laws and regulations or by changes in the interpretation or enforcement of such laws and regulations. The Company's customers have a significant capacity in the short-term to defer industrial cleaning, maintenance and disposal services. Deferrals can occur either due to a reduction in maintenance or capital funds, customer budget restraints or, conversely, increased demand for a customer's products that make it impractical to perform cleaning and maintenance on anticipated schedules. These factors make it difficult to predict, from year to year, the demand for the Company's services.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      Certain sections of this Report, specifically the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to management's current expectations regarding the future results of operations or financial condition of the Company. These forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "believe," "anticipate," "should," or comparable terms or the negative thereof. These statements are based solely on data currently available, which data is subject to change as a result of changes in conditions and should not therefore be viewed as assurance regarding the Company's future performance. These statements involve risks and uncertainties that could cause the actual results to differ materially from those described in the statements. In addition to the risks and uncertainties specifically described in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations Outlook for Fiscal 1997," these forward-looking statements may also be affected by the following risks and uncertainties: the effect of economic and market conditions; the impact of costs, insurance recoveries and governmental, judicial and other third party interpretation and determination in connection with legal and environmental proceedings; and the impact of current, pending or future legislation or regulations (collectively, the "Cautionary Statements"). Although the Company believes that the expectations reflected in any forward-looking statements contained herein are reasonable, it can give no assurance that such expectations will prove to have been correct. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements contained herein.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Allwaste, Inc.:

We have audited the accompanying Consolidated Balance Sheets of Allwaste, Inc. (a Delaware corporation) and subsidiaries as of August 31, 1996 and 1995, and the related Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for each of the three years in the period ended August 31, 1996. These Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Consolidated Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Allwaste, Inc. and subsidiaries as of August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.






ARTHUR ANDERSEN LLP




Houston, Texas
November 15, 1996

                        ALLWASTE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                            August 31,
                                                                                   --------------------------
                                                                                      1996            1995
                                                                                   ---------        ---------
                                ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                       $   2,436        $   4,029
   Receivables, net of allowance for doubtful accounts                                75,114           80,065
   Prepaid expenses                                                                    3,796            3,609
   Deferred taxes and other current assets                                            11,170           10,216
                                                                                   ---------        ---------
         Total current assets                                                         92,516           97,919
                                                                                   ---------        ---------
INVESTMENTS                                                                           11,030               --

PROPERTY AND EQUIPMENT, at cost                                                      248,280          230,291
   Less -- Accumulated depreciation                                                 (119,307)         (99,193)
                                                                                   ---------        ---------
                                                                                     128,973          131,098
                                                                                   ---------        ---------
GOODWILL, net of accumulated amortization                                             88,032           88,122
NOTES RECEIVABLE                                                                      13,517            4,893
OTHER ASSETS                                                                           3,119            4,050
NET ASSETS OF DISCONTINUED OPERATIONS                                                     --           46,151
                                                                                   ---------        ---------
         Total assets                                                              $ 337,187        $ 372,233
                                                                                   =========        =========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                                 $  19,250        $  28,737
  Accrued liabilities:
    Payroll and related benefits                                                       9,911            8,282
    Workers' compensation insurance                                                   14,751           11,686
    Other insurance                                                                    6,381            5,550
    Income taxes and other current liabilities                                        17,232           13,368
  Current maturities of long-term and convertible subordinated debt                    6,249            3,371
                                                                                   ---------        ---------
         Total current liabilities                                                    73,774           70,994
                                                                                   ---------        ---------
LONG-TERM DEBT, net of current maturities                                             87,971          120,535

CONVERTIBLE SUBORDINATED DEBT, net of current maturities                              33,924           41,972

DEFERRED INCOME TAXES AND OTHER LIABILITIES                                           10,572           10,441

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Preferred Stock, 500,000 shares authorized, none issued or outstanding                 --               --
   Common Stock,  $.01 par value,  100,000,000 shares authorized,
      39,799,029 and 39,609,429 shares issued in 1996 and 1995, respectively             398              396
   Additional paid-in capital                                                         55,699           54,958
   Retained earnings                                                                  84,163           73,999
                                                                                   ---------        ---------
                                                                                     140,260          129,353
   Less:
     Treasury Stock, at cost, 1,945,805 and 250,000 shares in 1996
        and 1995, respectively                                                        (8,561)          (1,062)
     Unearned compensation related to outstanding restricted Common Stock               (753)              --
                                                                                   ---------        ---------
         Total shareholders' equity                                                  130,946          128,291
                                                                                   ---------        ---------
         Total liabilities and shareholders' equity                                $ 337,187        $ 372,233
                                                                                   =========        =========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                               For the Years Ended August 31,
                                                                           -------------------------------------
                                                                              1996          1995         1994
                                                                           ---------     ---------     ---------
REVENUES                                                                   $ 382,165     $ 344,245     $ 286,861

COST OF OPERATIONS                                                           286,412       254,596       204,492
                                                                           ---------     ---------     ---------
     Gross profit                                                             95,753        89,649        82,369

WRITE-DOWNS OF OPERATING EQUIPMENT                                                 -         6,908             -
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                  77,011        72,976        59,020

INTEREST EXPENSE                                                              (9,581)       (8,785)       (5,617)
INTEREST INCOME                                                                1,041           402           484
OTHER INCOME (EXPENSE), net                                                    2,360        (3,499)       (1,302)
                                                                           ---------     ---------     ---------
     Income (loss) from continuing operations before
       income tax provision and minority interest                             12,562        (2,117)       16,914

INCOME TAX PROVISION                                                          (6,030)       (2,170)       (6,725)
MINORITY INTEREST, net of taxes                                                   82           408           407
                                                                           ---------     ---------     ---------
     Income (loss) from continuing operations                                  6,614        (3,879)       10,596

     Discontinued Operations
       Income from discontinued operations, net of applicable income taxes         -         2,773         2,501
       Gain on sale of glass recycling operations, net of
          applicable income taxes                                              3,764             -             -
                                                                           ---------     ---------     ---------
          Net income (loss)                                                $  10,378     $  (1,106)    $  13,097
                                                                           =========     =========     =========
NET INCOME (LOSS) PER COMMON SHARE:
     Continuing operations                                                 $     .17     $    (.10)    $     .29
     Discontinued operations                                                     .10           .07           .07
                                                                           ---------     ---------     ---------
          Net income (loss) per common share                               $     .27     $    (.03)    $     .36
                                                                           =========     =========     =========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In thousands)



                                                 Common Stock
                                              ------------------
                                              Number                Additional                                            Share-
                                                of                   Paid-In     Retained     Treasury     Unearned       holders'
                                              Shares     Amount      Capital     Earnings       Stock    Compensation     Equity
                                              -------    -------     --------    --------   -----------  ------------   ---------
BALANCE, August 31, 1993                       36,740      $ 367     $ 43,097    $ 61,732   $            $              $ 105,196
Net income                                         --         --           --      13,097            --           --       13,097
Issuance of Common Stock for
     purchased businesses                         934          9        4,093          --            --           --        4,102
Issuance of Common Stock
     pursuant to stock option plans
     and related tax benefits                      67         --          292          --            --           --          292
Treasury Stock acquired in lawsuit
     settlement                                    --         --           --          --        (1,062)          --       (1,062)
Change in cumulative
     translation adjustment                        --         --           --        (407)           --           --         (407)
                                               ------      -----     --------    --------   -----------  -----------    ---------
BALANCE, August 31, 1994                       37,741        376       47,482      74,422        (1,062)          --      121,218
Net loss                                           --         --           --      (1,106)           --           --       (1,106)
Issuance of Common Stock for
     acquired businesses                        1,432         15        5,079         810            --           --        5,904
Issuance of Common Stock
     pursuant to stock option plans
     and related tax benefits                     436          5        2,397          --            --           --        2,402
Change in cumulative
     translation adjustment                        --         --           --        (127)           --           --         (127)

                                               ------      -----     --------    --------   -----------  -----------    ---------
BALANCE, August 31, 1995                       39,609        396       54,958      73,999        (1,062)          --      128,291
Net income                                         --         --           --      10,378            --           --       10,378
Issuance of Common Stock for
    previously acquired business                   25         --          128          --            --           --          128
Issuance of Common Stock
     pursuant to stock option plans
     and related tax benefits                     165          2          638          --            --           --          640
Issuance of treasury shares                        --         --          (25)         --         1,714         (925)         764
Compensation expense                               --         --           --          --            --          172          172
Purchase of Treasury Stock                         --         --           --          --        (9,213)          --       (9,213)
Change in cumulative
     translation adjustment                        --         --           --        (214)           --           --         (214)
                                               ------      -----     --------    --------   -----------  -----------    ---------

BALANCE, August 31, 1996                       39,799      $ 398     $ 55,699    $ 84,163   $    (8,561) $      (753)   $ 130,946
                                               ======      =====     ========    ========   ===========  ===========    =========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                            For the Years Ended August 31,
                                                                          ----------------------------------
                                                                            1996         1995         1994
                                                                          --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income (loss)                                                    $ 10,378     $ (1,106)    $ 13,097

     Reconciliation of net income (loss) to cash
     provided by operating activities:
          Depreciation                                                      28,639       25,715       20,635
          Amortization                                                       2,909        2,611        2,824
          Write-downs of operating equipment                                    --        6,908           --
          Gain on sale of glass recycling operations, net of taxes          (3,764)          --           --
          Allowances on notes receivable                                        --        1,000          790
          Write-downs of investments                                            --        1,950          950
          Amortization of unearned compensation - restricted stock             172           --           --
          Gain on purchases of convertible subordinated debentures            (153)          --           --
          Gain on sales of property and equipment                           (1,081)        (777)        (146)
          Equity in losses of unconsolidated partnership                        --           --        2,805
          Gain on sale of Common Stock investment                               --           --       (2,688)
          Common Stock received in lawsuit settlement                           --           --       (1,062)
          Change in assets and liabilities, net of effect
               of acquisitions accounted for as purchases:
                     Receivables                                             4,545      (10,787)      (9,412)
                     Prepaid expenses, deferred taxes
                          and other current assets                            (112)      (2,309)      (2,556)
                     Notes receivable and other assets                      (1,602)         722       (3,310)
                     Accounts payable                                       (9,556)       8,278          (13)
                     Accrued liabilities                                     2,187        7,170       (2,067)
                     Deferred income taxes and other liabilities               366       (1,259)       1,521
                                                                          --------     --------     --------
               Cash provided by operating activities                        32,928       38,116       21,368
                                                                          --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:

     Proceeds from sale of glass recycling operations                       41,500           --           --
     Additions to property and equipment                                   (27,541)     (47,193)     (34,145)
     Proceeds from sales of property and equipment                           3,249        2,394        2,112
     Purchase of investments                                                (3,030)          --           --
     Payments for acquisitions accounted for as purchases, net
          of cash acquired of $123, $1,337 and $241                         (2,145)     (19,320)      (7,468)
     Proceeds from sale of investment in marketable security                    --           --        2,982
     Cash used in discontinued operations                                       --       (4,233)      (7,013)
                                                                          --------     --------     --------
               Cash provided by (used in) investing activities              12,033      (68,352)     (43,532)
                                                                          --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Proceeds from issuances of Common Stock                                   665        2,279          292
     Net increase (decrease) in revolving credit facility                  (32,309)      35,670       32,910
     Net decrease in other long term borrowings                             (4,575)      (6,577)     (10,469)
     Purchases of convertible subordinated debentures                         (908)          --           --
     Purchases of Treasury Stock                                            (9,213)          --           --
                                                                          --------     --------     --------
               Cash provided by (used in) financing activities             (46,340)      31,372       22,733
                                                                          --------     --------     --------
EFFECT OF EXCHANGE RATE CHANGES                                               (214)        (127)        (407)
                                                                          --------     --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (1,593)       1,009          162
CASH AND CASH EQUIVALENTS, beginning of year                                 4,029        3,020        2,858
                                                                          --------     --------     --------
CASH AND CASH EQUIVALENTS, end of year                                    $  2,436     $  4,029     $  3,020
                                                                          ========     ========     ========

The accompanying notes are an integral part of these Consolidated Financial Statements.

                        ALLWASTE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

      Description of business

      Allwaste, Inc. ("Allwaste" or the "Company") provides integrated industrial and environmental services and acts as an outsourcing provider of on-site facility processes and services, primarily in the United States, Canada and Mexico. The Company, through its operating subsidiaries and affiliates, provides to its industrial and commercial customers a range of industrial and environmental services, including: on-site industrial and waste management services (including hydroblasting and gritblasting and air-moving and liquid vacuuming); waste transportation and processing; wastewater services; site remediation; maintenance services; turnaround and outage services; container cleaning and repair services; emergency spill response services; and other general plant support services.

      Principles of consolidation and basis of presentation

      The Consolidated Financial Statements include the accounts of Allwaste, Inc. and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. For all periods presented, the Consolidated Financial Statements and Notes to Consolidated Financial Statements reflect the Company's glass recycling operations as a discontinued operation, as discussed in Note 3. Additionally, certain prior year amounts have been reclassified to conform with the fiscal 1996 presentation.

      Revenue recognition

      Revenues are recorded as services are performed. Revenues derived from services provided under fixed-price contracts are recognized on a percentage-of-completion basis, using the cost-to-cost method. If it is determined that a contract may result in a loss, a provision for the loss is accrued at that time.

      Property and equipment

      Property and equipment are carried at cost and depreciated over the estimated useful life of the asset using the straight-line method. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

      Interest paid in connection with the construction of major facilities and equipment is capitalized. The capitalized interest is recorded as a part of the related asset and is depreciated over the asset's estimated useful life. Capitalized interest related primarily to expansions and improvements at container service facilities was $0.1 million, $0.3 million and $0.1 million for the years ended August 31, 1996, 1995 and 1994, respectively.

      Goodwill

      Goodwill represents the excess of the aggregate purchase price over the net tangible and identifiable intangible assets of acquired businesses accounted for under the purchase method of accounting and is amortized on a straight-line basis over a period of 40 years. Subsequent to purchase, the Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the acquired business' undiscounted future cash flows compared to the carrying value of goodwill to determine whether goodwill is deemed to be impaired. Management believes there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of the Company's recorded goodwill. Accumulated amortization of goodwill as of August 31, 1996 and 1995 was $9.1 million and $6.6 million, respectively.

      Income taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under SFAS No. 109, the Company provides deferred income taxes for the tax effects of temporary differences between the financial reporting and income tax bases of the Company's assets and liabilities.

      Environmental expenditures

      Environmental expenditures are expensed or capitalized based upon their future economic benefit. Costs which improve a property, as compared with the condition of the property when originally constructed or acquired, and costs which prevent future environmental contamination are capitalized. Costs related to environmental damage resulting from operating activities subsequent to acquisition are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

      Minority interest

      The Company owns an aggregate 60% joint venture interest in each of two companies in Mexico, and a Mexican company owns the remaining 40% interest in each entity. One of the companies performs various industrial services, including site remediation and aboveground storage tank cleaning services. The primary operations of the other company are underground storage tank testing services.

      For financial reporting purposes, the joint ventures' assets and liabilities are consolidated with those of the Company. The Mexican company's minority interests, $0.5 million and $0.4 million at August 31, 1996 and 1995, respectively, are included in the Company's Consolidated Balance Sheets in deferred income taxes and other liabilities. The joint venture experienced pre-tax losses of $0.3 million, $1.2 million and $0.9 million in fiscal 1996, 1995 and 1994, respectively.

      Per share amounts

      Per share amounts are calculated based on the weighted average number of common and common equivalent shares outstanding for each year (see Note 13).

      Foreign currency translation

      The Company's Canadian and Mexican subsidiaries maintain their books and records in Canadian dollars and Mexican pesos, respectively. Assets and liabilities of these operations are translated into United States ("U.S.") dollars at the exchange rate in effect at the end of each accounting period; and, income and expense accounts are translated at the average exchange rate prevailing during the respective period. Gains and losses resulting from such translation are included in retained earnings. Gains and losses from transactions in foreign currencies are credited or charged to operations currently and are not material.

      Investment activity

      In September 1995, the Company sold its glass recycling operations to Strategic Holdings, Inc. ("SHI"), a company formed by Equus II Incorporated ("Equus"). As partial consideration for the sale, the Company received $8.0 million of redeemable Series A preferred stock. The stock is redeemable by SHI beginning in 2002. This investment is recorded using the cost method and is included in investments in the accompanying Consolidated Balance Sheets (See
Note 3).

      In October 1995, the Company acquired a 10% interest in The Safe Seal Company, Inc. ("Safe Seal") which specializes in valve repair and leak sealing. This $2.6 million investment consists of 20,000 shares of redeemable Class A preferred stock, 422,000 shares of common stock and warrants to purchase common shares and is recorded using the cost method.

      For most of fiscal 1994, the Company owned a 40% interest in a wastewater pretreatment facility and recorded such investment using the equity method of accounting. Prior to increasing its ownership interest in late fiscal 1994 to 100%, the Company's equity in losses of this partnership was $1.8 million for the year ended August 31, 1994 and were included in other income (expense), net in the accompanying Consolidated Statements of Operations. Additionally, in fiscal 1994, the Company recorded $1.0 million in losses relating to its investment in this facility which is recorded in other income (expense), net in the accompanying Consolidated Statements of Operations.

      The Company acquired 181,000 shares of Sanifill, Inc. ("Sanifill"), a publicly traded corporation involved in the collection and disposal of solid waste, pursuant to a private offering in 1989 at an average cost of $1.62 per share. In November 1993, the Company sold all of its shares of Sanifill. The sale resulted in a pretax gain for fiscal year 1994 of $2.7 million which is reflected in other income (expense), net in the accompanying Consolidated Statements of Operations.

      Fiscal 1995 special charges

      During fiscal 1995, the Company recorded special charges of $11.9 million. Such charges include $6.9 million of charges classified as write-downs of operating equipment in the accompanying Consolidated Statements of Operations. These write-downs related to the permanent impairment of certain operating equipment in Mexico and California, a wastewater pretreatment facility, equipment relating to two small businesses exited and various owned facilities held for sale. Included in SG&A expenses in the accompanying Consolidated Statements of Operations are $1.1 million of charges primarily representing the write-off of organizational expenses relating to the Mexico joint ventures. The Consolidated Statements of Operations also reflect $0.6 million in interest expense relating to the write-off of previously unamortized loan costs in connection with the bank amendment to the revolving credit facility completed in August 1995. Other income (expenses), net in the accompanying Consolidated Statements of Operations reflects $3.6 million in charges relating to an allowance provided for a note receivable and the write-off of the Company's remaining investment in IAM/Environmental, Inc. ("IAM") and another previously-owned business, as well as the settlement of a lawsuit related to the previously discontinued asbestos abatement business. The write-off related to IAM of $2.0 million reduced the Company's carrying value in this investment to zero. Certain of the charges relating to the Mexico joint venture are partially offset by the minority interest effect of such charges.

      Cash flow reporting

      Highly liquid debt instruments with an original maturity of three months or less are considered to be cash equivalents. Cash payments for interest during the years ended August 31, 1996, 1995 and 1994 were $9.6 million, $10.0 million and $6.3 million, respectively, and cash payments for income taxes during the years ended August 31, 1996, 1995 and 1994 were $4.9 million, $4.5 million and $8.4 million, respectively.

      New financial accounting standards

      In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which is effective for years beginning after December 15, 1995 (fiscal 1997 for the Company). This statement established criteria for recognizing, measuring and disclosing impairments of long-lived assets, identifiable intangibles and goodwill. The Company will adopt SFAS No. 121 in the first quarter of fiscal year 1997; however, management does not expect that the adoption will have a material effect on the Company's financial position or results of operations.

      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which is effective for years beginning after December 15, 1995 (fiscal 1997 for the Company). This statement allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company expects to continue accounting for employee stock options and similar equity instruments in accordance with APB Opinion No. 25. The pro forma effect for fiscal 1996 has not yet been determined.

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the Company's estimates.


(2)   ACQUISITIONS --

      Under the purchase method of accounting, the results of acquired businesses are included with the Company's results from their respective acquisition dates. The following table summarizes the Company's business acquisitions accounted for under the purchase method (dollars in thousands):


                     Businesses         Cash and             Convertible         Shares of            Total
                      Purchased     Promissory Notes      Subordinated Notes    Common Stock      Consideration
                     ----------     ----------------      ------------------    ------------      -------------
Fiscal 1996               4           $   2,445               $    --                    --         $   2,445
Fiscal 1995              13              23,231                 4,985             1,426,096            36,766
Fiscal 1994               9               7,875                   534               934,290            12,511

      The allocations of the purchase price to the fair market value of the net assets acquired in the fiscal 1996 acquisitions are based on preliminary estimates of fair market value and may be revised when additional information concerning asset and liability valuations is obtained.

      As an integral part of each of the above acquisitions, all former shareholders signed non-compete agreements and key management entered into agreements with the Company to continue managing these businesses.

      In connection with two acquisitions made prior to fiscal 1996, the Company agreed to make contingent payments to the former owners over periods up to five years based on formulas in the respective acquisition agreements. At the Company's option, these payments may be made in either cash or common stock of the Company. At August 31, 1996, the maximum aggregate amount of contingent payments was $3.2 million. In management's opinion, based on the current performance levels of the individual acquisitions involved, the ultimate settlement of these contingent payment obligations is likely to be substantially less than the $3.2 million maximum aggregate. Approximately $0.3 million in contingent payments were made during 1996. Amounts earned under the terms of these agreements are recorded as additional goodwill and amortized over the remaining amortization period.


(3)  DISCONTINUED OPERATIONS --

     In September 1995, the Company sold its glass recycling operations to SHI, a company formed by Equus. In October 1996, the Company and Equus finalized an agreement with respect to certain post-closing issues which were unresolved on the date of the sales transaction. The total consideration, as adjusted, was $56.1 million, including $41.5 million in cash, $8.0 million of redeemable Series A preferred stock redeemable beginning in 2002, and a $6.6 million subordinated note receivable due in 2002. The redeemable Series A preferred stock dividend is $.065 per share for the period prior to September 1, 1996 and $.06 per share thereafter. The subordinated note receivable interest rate is 11% for the period prior to September 1, 1996 and 10.5% thereafter. The agreement also provided that all dividends and interest due prior to August 31, 1997 will not be paid when due, but "paid in kind" in the form of two 8.036% subordinated notes issued September 30, 1996 and June 30, 1997 in the amounts of $1.3 million and $0.9 million, respectively. Principal on these two notes will be due on November 30, 2002. At August 31, 1996, the Company had accrued $0.5 million for dividends and $0.8 million for interest which is reflected in other income (expense) in the accompanying Consolidated Statements of Operations. The Company also received warrants to purchase shares of SHI common stock, providing the Company the right to own up to approximately 33% of the outstanding stock of SHI. The Company may receive additional consideration in the form of an adjustment to the purchase price in the event that Equus' internal rate of return, as defined, exceeds certain predetermined targets. The amount of such additional consideration, if any, is not presently determinable. The Company recorded a gain on the sale of its glass recycling operations of $3.8 million, net of estimated applicable income taxes of $1.6 million, in the first quarter of fiscal 1996. Revenues of the glass recycling operations, net of intercompany sales, were $70.0 million and $63.2 million for the fiscal years ended August 31, 1995 and 1994, respectively.

      The net assets of the glass recycling operations consisted of the following as of August 31, 1995 (in thousands):

                Net working capital                      $ 7,726
                Property and equipment, net               21,335
                Goodwill and other assets                 19,264
                Long-term debt                               440
                Deferred income taxes and other            1,734

      Income from discontinued operations in the Consolidated Statements of Operations is presented net of allocated interest expense of $1.6 million and $1.0 million and net of applicable income taxes of $1.8 million and $1.6 million for fiscal years 1995 and 1994, respectively. The interest was allocated based upon the net assets of the glass recycling operations in relation to the Company's consolidated net assets plus general corporate debt.

(4)   RECEIVABLES --

      Receivables included in current assets consisted of the following (in thousands):

                                                         August 31,
                                                  ----------------------
                                                     1996         1995
                                                  --------      --------
      Trade accounts                              $ 76,378      $ 80,619
      Employees                                        567           996
      Other                                            489         2,133
                                                  --------      --------
                                                    77,434        83,748
      Less -- Allowance for doubtful accounts       (2,320)       (3,683)
                                                  --------      --------

                                                  $ 75,114      $ 80,065
                                                  ========      ========



      Notes receivable recorded as non-current assets consisted of the following (in thousands):

                                                            August 31,
                                                      ----------------------
                                                        1996          1995
                                                      --------      --------
   Notes receivable from employees                    $  2,702      $  2,483
   Notes receivable from sale of discontinued
     asbestos abatement operation                        2,888         2,888
   Notes receivable from sale of discontinued
     glass recycling operations:
        Subordinated note receivable                     6,610          --
        Accrued interest and dividends                   1,285          --
   Notes receivable from sale of other businesses          350           790
   Other                                                   682           522
                                                      --------      --------
                                                        14,517         6,683
   Less -- Loss reserves                                (1,000)       (1,790)
                                                      --------      --------

                                                      $ 13,517      $  4,893
                                                      ========      ========

(5)   PROPERTY AND EQUIPMENT--

      The principal categories and estimated useful lives of property and equipment were as follows (dollars in thousands):

                                                               August 31,
                                            Estimated    ---------------------
                                           Useful Lives    1996         1995
                                           ------------  ----------   --------
  Land                                                   $   6,412    $   6,226
  Building and improvements               10 - 30 years     34,421       28,127
  Service equipment and related vehicles   2 - 20 years    188,309      178,162
  Other                                    3 - 10 years     19,138       17,776
                                                         ---------    ---------
                                                           248,280      230,291
  Less:  accumulated depreciation                         (119,307)     (99,193)
                                                         ---------    ---------

  Property and equipment, net                            $ 128,973    $ 131,098
                                                         =========    =========

(6)   DEBT --

      Long-term debt

      Long-term debt consisted of the following (in thousands):

                                                                                          August 31,
                                                                                  ------------------------
                                                                                     1996           1995
                                                                                  ---------      ---------
         Revolving credit agreement                                               $  87,770      $ 120,079
         Notes payable to individuals in connection with
           acquisitions of businesses (see Note 2), banks and financial institutions, weighted average interest rate of 8.4% at August 31,
           1996, payable in various installments through 1999                           385          1,142
                                                                                  ---------      ---------
                                                                                     88,155        121,221
      Less -- Current maturities                                                       (184)          (686)
                                                                                  ---------      ---------

                                                                                  $  87,971      $ 120,535
                                                                                  =========      =========

      Revolving credit agreement

      In December 1993, the Company entered into a revolving credit agreement with a group of banks. This agreement, as amended most recently in August 1996, provides an unsecured $160 million revolving credit line to the Company through January 31, 1999, at which time any outstanding borrowings convert to a term loan due in equal quarterly installments through January 31, 2003. Interest on outstanding borrowings is charged, at the Company's option, at the banks' prime rate (8 1/4% at August 31, 1996), adjusted Eurodollar Rate or the banks' reserve adjusted certificate of deposit rate (CD rate) plus 0% to 1.625% as determined by the calculation of the debt to cash flow ratio (as defined). A commitment fee of .25% is payable on the unused portion of the line. Three of the banks participating in the revolving credit agreement have also extended to the Company uncommitted, short-term lines of credit with interest rates which may be more favorable to the Company than those available under the revolving credit agreement. As of August 31, 1996, the Company had $87.8 million outstanding under the revolving credit agreement and the uncommitted lines of credit and had utilized $30.1 million of the facility for letters of credit to secure certain insurance obligations and performance bonds. Under the terms of the agreement, the Company must maintain a minimum fixed charge coverage ratio (as defined) and certain other minimum financial ratios. Borrowing availability is subject to the Company meeting minimum leverage and other ratios. Management believes it is in compliance with all applicable covenants under the revolving credit agreement as of August 31, 1996. As of November 15, 1996, available borrowing capacity, as defined under the agreement, was $39.0 million. The credit agreement prohibits the payment of cash dividends.

      Maturities of long-term debt outstanding at August 31, 1996 are as follows (in thousands):

      For the year ending August 31 --

                                         1997                $   184
                                         1998                    191
                                         1999                 10,982
                                         2000                 21,943
                                         2001                 21,943
                                         Thereafter           32,912
                                                             -------

                                                             $88,155
                                                             =======

      In August 1996, the Company purchased a three year interest rate cap agreement of 7.0% on $30,000,000 from two of the banks which participate in the Company's revolving credit agreement. Quarterly payments under the agreement are based on the difference between a floating rate based on a three-month LIBOR and the cap rate. The cost was $0.3 million and is being amortized over the term of the agreement.

      Convertible subordinated debt

      Convertible Subordinated Debentures

      In June 1989, the Company completed a public offering of $30.0 million of 7.25% Convertible Subordinated Debentures due June 1, 2014 (the "Debentures"); net proceeds to the Company were $28.7 million. Direct offering costs related to the Debentures are included in other assets in the accompanying Consolidated Balance Sheets and are being amortized over the term of the Debentures. The Debentures are convertible by the holder, at any time, into shares of the Company's Common Stock at a price of $11.94 per share and are redeemable for cash at the option of the Company. The Debentures provide for annual mandatory sinking fund payments equal to 5% of the aggregate principal amount of the Debentures issued, commencing June 1, 1999. Interest is payable semi-annually, on June 1 and December 1. In fiscal 1996, the Company repurchased $1.1 million of these Debentures at 85% of face value. The related gain of $0.2 million was included in interest expense in the accompanying Consolidated Statements of Operations.

      In October 1994, the Company entered into an interest rate swap agreement through June 1997 to potentially lower the overall cost of borrowings. The agreement modified the $30.0 million of 7.25% fixed rate debt to LIBOR plus
 .24% debt, which was reset quarterly. On May 31, 1995, the Company terminated the agreement and is amortizing the $0.5 million received as a reduction of interest expense on a straight-line basis over the remaining term of the original swap.

      Convertible Subordinated Notes

      At August 31, 1996, the Company had outstanding $11.1 million of convertible subordinated notes to former owners of certain acquired businesses (the "Notes") which were issued as partial consideration of the acquisition purchase price. The Notes bear interest, payable quarterly, at a weighted average rate of 6.2% and are convertible by the holder into shares of the Company's Common Stock at a weighted average price of $7.24 per share. The Notes are redeemable for cash or the Company's Common Stock at the option of the Company at any time after one year of issuance.

      Maturities of the Notes outstanding at August 31, 1996 are as follows (in thousands):

      For the year ending August 31 --

                                         1997             $ 6,065
                                         1998               4,985
                                                          -------

                                                          $11,050
                                                          =======

(7)   INCOME TAXES --

      The Company and its U.S. subsidiaries file a consolidated federal income tax return. Acquired entities file appropriate tax returns through their respective acquisition dates (absent certain administrative elections) and, thereafter, are included in the Company's consolidated return. Foreign income taxes consist primarily of Canadian federal and provincial taxes attributable to the Company's Canadian subsidiaries.

      Foreign pretax book income (loss) net of certain intercompany interest expense and other items was $0.5 million (consisting of a Mexican loss of $0.2 million and Canadian income of $0.7 million,) ($0.4 million) and $1.2 million for the years ended August 31, 1996, 1995 and 1994, respectively.

      Federal, state and foreign income tax provisions (benefits) are as follows (in thousands):

                                           For the Years Ended August 31,
                                    -------------------------------------------
                                      1996              1995              1994
                                    -------           -------           -------
Federal --
  Current                           $ 4,941           $ 6,536           $ 1,327
  Deferred                              706            (6,260)            3,819
                                    -------           -------           -------
                                      5,647               276             5,146
                                    -------           -------           -------
State --
  Current                             1,034             1,494               584
  Deferred                             (448)             (430)              179
                                    -------           -------           -------
                                        586             1,064               763
                                    -------           -------           -------
Foreign --
  Current                               290               667               840
  Deferred                             (493)              163               (24)
                                    -------           -------           -------
                                       (203)              830               816
                                    -------           -------           -------

                                    $ 6,030           $ 2,170           $ 6,725
                                    =======           =======           =======

      The differences in the income taxes provided and the amount determined by applying the U.S. federal statutory rate to income before income taxes are summarized as follows:

                                                  For the Years Ended August 31,
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
Federal income tax at statutory rate                  35%        35%        35%
Effect of valuation allowance                          1        (55)        --
State income taxes, net of benefit for federal
  deduction                                            3        (33)         3
Effect of meals and entertainment limitation           4        (21)        --
Effect of other nondeductible amortization
  of goodwill                                          4        (16)         2
Effect of other nondeductible expenses                 1         (7)        --
Foreign income taxes at higher rates                  --         (3)         1
Other                                                 --         (3)        (1)
                                                    ----       ----       ----

                                                      48%      (103)%       40%
                                                    ====       ====       ====

      Deferred income tax expense results principally from the use of different capital recovery and revenue and expense recognition methods for tax and financial accounting purposes. The sources of these temporary differences and related tax effect were as follows (in thousands):

                                                For the Years Ended August 31,
                                              ---------------------------------
                                               1996         1995         1994
                                              -------      -------      -------
Depreciation and amortization                 $ 2,417      $   901      $ 1,361
Accruals and reserves not deductible
  until paid                                    1,031       (5,186)       1,926
Write-downs of assets                            --         (1,580)        --
Sale of certain leasing operations               (141)        (305)        (222)
Sale of glass recycling operations             (2,932)        --           --
Other, net                                       (610)        (357)         909
                                              -------      -------      -------

Total deferred income
  tax provision (benefit)                     $  (235)     $(6,527)     $ 3,974
                                              =======      =======      =======

      Deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities. On the accompanying Consolidated Balance Sheets, current and non-current deferred tax assets and liabilities are netted within each tax jurisdiction. The following table sets forth the gross deferred tax assets (liabilities) recorded as of August 31 (in thousands):

                                                  1996         1995
                                                --------      -------
            Current deferred tax assets         $  8,681      $ 8,512
            Non-current deferred tax assets        3,383        5,003
            Valuation allowance                   (1,230)      (1,156)
                                                --------      -------
                 Total deferred tax assets        10,834       12,359
                                                --------      -------
            Non-current deferred tax
            liabilities                          (13,238)     (14,998)
                                                --------      -------
            Net deferred tax liabilities        $ (2,404)     $(2,639)
                                                ========      =======


      The Company is required to record valuation allowances for deferred tax assets which management believes it is more likely than not that the tax asset will not be realized. Accordingly, the Company established valuation allowances against certain deferred tax assets: primarily those attributable to the Company's net operating losses of its joint ventures in Mexico.

     Prepaid income taxes of $0.7 and $1.2 million are included in prepaid expenses at August 31, 1996 and 1995, respectively.

(8)   SHAREHOLDERS' EQUITY --

      Preferred Stock

      The Company can issue up to 500,000 shares of Preferred Stock, none of which are issued or outstanding. The Board of Directors is authorized to provide for the issuance of the Preferred Stock in series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, any voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. No holder of Preferred Stock will have preemptive rights.

      Stock option plans

      In January 1995, the Company's stockholders approved the Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan (the "Plan"), which increased the number of shares issuable under the Plan from 3,000,000 shares to 4,500,000 shares. Under the Plan and notwithstanding certain restrictions placed upon grants of options to persons subject to Section 16(a) of the Securities Exchange Act of 1934, through August 31, 1999, all forfeited, expired and exercised options automatically become available for grants of new options under the Plan; therefore, the number of granted option shares plus those remaining available for grant shall remain constant at 4,500,000 through such date. Stock options are granted under the Plan at an exercise price which equals the fair market value of the Common Stock on the date of grant or on the date which marks the occurrence of the event pursuant to which the options are granted.

      In July 1996, the compensation committee of the Board of Directors approved a stock option exchange offer program (the "Exchange Program"), pursuant to which all holders of stock options under the Plan were offered the opportunity to exchange existing outstanding option grants for new option grants with a new exercise price of $4.81 per share, a new eight-year term and a new four-year vesting schedule. Options to purchase an aggregate of 2,251,961 shares of Common Stock (of which, options to purchase an aggregate of 287,526 shares were initially granted during fiscal 1996) were exchanged under the Exchange Program.

      At August 31, 1996, options to purchase 3,419,878 shares were outstanding under the Plan at prices ranging from $3.88 to $6.75 per share, of which options to purchase 404,568 shares were exercisable. Subsequent to August 31, 1996, options to purchase an additional 949,950 shares were granted under the Plan at the per share exercise price of $4.25.

      In October 1992, the Company's Board of Directors adopted a supplemental option plan ("Supplemental Plan") to enable the Company to fulfill obligations to former employees. A total of 1,500,000 shares are issuable under the amended Supplemental Plan. At August 31, 1996, options to purchase 1,018,812 shares were outstanding under the

Supplemental Plan at prices ranging from $4.00 to $10.88 per share, of which options to purchase 689,818 shares were exercisable. Subsequent to August 31, 1996, there were no options granted under the Supplemental Plan.

      The following table summarizes aggregate stock option activity of both the Company's stock option plans for each of the three years ended August 31:


<Caption
                                                           1996               1995                  1994
                                                      --------------      ---------------      -------------
         Options outstanding, beginning of year            4,220,271            3,422,925          3,153,791
           Granted                                         2,440,601            1,895,400            871,740
           Exercised                                        (164,600)            (430,526)           (66,377)
           Forfeited and canceled                         (2,057,587)            (667,528)          (536,229)
                                                      --------------      ---------------      -------------
         Options outstanding, end of year                  4,438,685            4,220,271          3,422,925
                                                      ==============      ===============      =============


         Option prices per share:
           Granted                                    $ 4.00 -  6.50      $ 4.00  -  6.25      $ 4.00-  6.75
           Exercised                                  $ 0.50 -  4.25      $ 4.00  -  5.88      $ 4.00-  5.63
           Forfeited and canceled                     $ 4.00 - 10.88      $ 4.00  - 12.19      $ 4.00- 12.19


      Treasury Stock

      In July 1995, the Board of Directors of the Company approved a Stock Repurchase Plan which authorizes management of the Company to repurchase up to 5,000,000 shares of Common Stock, either on the open market or in privately negotiated transactions, at prevailing market prices over a two year period. As of August 31, 1996, 2,075,900 shares of Common Stock had been repurchased under the plan at an average price of $4.44 per share. During fiscal 1996, the Company used 380,095 of these treasury shares for incentive plans, employment agreements and various other uses. Subsequent to August 31, 1996, the Company has repurchased 1,029,400 additional shares of its Common Stock at an average cost of $4.67 per share. Future repurchases of the Company's Common Stock will be dependent on prevailing market conditions and other investment opportunities.

      In October 1993, the Company reached a settlement of a lawsuit with a former owner of an acquired business and other parties. In exchange for a full and complete release of all claims against the parties, the Company received $1.0 million in cash and 250,000 shares of the Company's Common Stock. This transaction resulted in a gain of $1.4 million, net of related fiscal 1994 legal expenses, which is reflected in other income (expense), net in the Consolidated Statements of Operations.


      Stockholder Rights Plan

      The Company's Stockholder Rights Plan (the "Rights Plan"), adopted in August 1996, is designed to deter coercive or unfair takeover tactics and to prevent a person or group from gaining control of the Company without offering a fair price to all stockholders.

      All stockholders of record on August 15, 1996 were issued, for each share of Common Stock held, one "right" entitling them to purchase from the Company one-thousandth of a share of Series One Junior Participating Preferred Stock of the Company at an exercise price of $20 (the "Rights"). The Rights are distributable on the earlier of: 10 days (the "Shares Acquisition Date") after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock (an "Acquiring Person") or 10 business days after a person or group commences a tender or exchange offer upon consummation of which such person or group would, if successful, beneficially own 20% or more of the Company's outstanding Common Stock.

      The Company will generally be entitled to redeem the Rights in full, at $.01 per Right, at any time until close of business up to 10 days following the Shares Acquisition Date. The Rights will expire on August 5, 2006, unless redeemed earlier by the Company's Board of Directors.

      If a person (and its affiliates) becomes the beneficial owner of 20% or more of the outstanding shares of the Common Stock (a "Flip-In Triggering Event"), each Right (other than those Rights held by an Acquiring Person or its transferees, which Rights are void) becomes exercisable for shares of the Company's Common Stock having a value of twice the exercise price of such Rights. Alternatively, in the event the Company is involved in a merger or other business combination in which the Company would not be the surviving corporation or its Common Stock is changed or converted, or it sells 50% or more of its assets or earning power to another person or group, each Right would entitle the holder to purchase, at the Right's then current exercise price, common shares of such other person or group having a value of twice the exercise price of the Right.


(9)   COMMITMENTS AND CONTINGENCIES --

      Lease commitments

      The Company has entered into various operating lease agreements, primarily for office space, service facilities and service equipment utilized for operations. Minimum annual rental payments under noncancellable operating leases as of August 31, 1996 were as follows (in thousands):

      For the year ending August 31 --

                                        1997                 $    5,324
                                        1998                      4,528
                                        1999                      3,385
                                        2000                      2,268
                                        2001                      1,400
                                        Thereafter                4,444
                                                             ----------
                                                             $   21,349
                                                             ==========

      Rental expense under operating leases was $16.0 million, $15.1 million and $11.8 million for the years ended August 31, 1996, 1995 and 1994, respectively. These amounts include a service facility leased from the Company's Chairman of the Board of Directors, for which rental expense was $0.1 million for each of the years ended August 31, 1996, 1995 and 1994.

      Legal matters

      In the normal course of its operations, the Company can become involved in a variety of legal disputes. Currently, the Company is a defendant in several legal proceedings, including workers' compensation matters and minor business disputes, the majority of which are being handled or are expected to be handled by the Company's insurance carriers. As a company that handles and transports hazardous waste, the Company is involved in various administrative and court proceedings under environmental laws and regulations relating to permit applications, operating authorities and alleged liabilities related to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. Management of the Company believes that a decision adverse to the Company in any one or in all of these proceedings would not have a material effect on the financial position or the results of operations of the Company.

      Insurance

      The Company maintains workers' compensation insurance for its employees and other coverages for normal business risks. A substantial portion of the Company's current and prior year insurance coverages are "high deductible" or retrospective policies in which the Company, in many cases, is responsible for the payment of incurred claims up to specified individual and aggregate limits, over which a third party insurer is contractually liable for any additional payment of such claims. Accordingly, the Company bears significant economic risks related to these coverages. On a continual basis, and as of each balance sheet date, the Company records an accrual equal to the estimated costs expected to result from incurred claims plus an estimate of claims incurred but not reported as of such date based on the best available information at such date. However, the nature of these claims is such that actual development of the claims may vary significantly from the estimated accruals. All changes in the accrual estimates are accounted for on a prospective basis and can have a significant impact on the Company's financial position or results of operations.

      Insurance for environmental accidents and pollution has historically been expensive and difficult to obtain. The Company currently maintains insurance for environmental accidents and pollution relating to the performance of services at certain customer locations. To date, the Company has not incurred material fines, penalties or liabilities for pollution, environmental damage or toxic torts. However, in the event a claim is successful against the Company for pollution or toxic tort liability for which the Company is only partially insured or completely uninsured, there could be a material adverse effect on the Company's financial position or results of operations.

      Environmental Proceedings

      In November 1996, the West Virginia Department of Environmental Protection (the "West Virginia DEP") issued a draft consent order against one of the Company's subsidiaries, which order seeks to impose an aggregate of approximately $229,000 in fines against the Company relating to a transportation-related spill in West Virginia in November 1995. The Company voluntarily remediated this spill in December 1995. The draft consent order alleges that in remediating the spill, the Company did not comply with certain technical West Virginia DEP remediation regulations relating to recordkeeping and generator requirements. The Company believes that the West Virginia DEP remediation regulations cited by the West Virginia DEP as the basis of this draft consent order are not relevant in the context of an emergency spill response. Therefore, the Company believes that it may be able to successfully negotiate the imposition by the West Virginia DEP of significantly lower penalties in the final consent order. The Company is actively negotiating the draft consent order with the West Virginia DEP and does not believe that the final consent order will have a material adverse effect on the Company's results of operations or financial position.

      Other matters

      In August 1995, the Company entered into an agreement with Resource Recovery Techniques of Arizona, Inc. ("RRT"), a start-up operation that was in the process of constructing a wastewater treatment facility located in Phoenix, Arizona (the "Facility"). As part of the agreement, the Company caused the issuance of a Letter of Credit in the amount of $4.2 million for the benefit of holders of tax exempt bonds (the "Bonds") issued to finance the construction of the Facility. The Letter of Credit is subject to draw under the terms of a certain Trust Indenture and Reimbursement Agreement executed in conjunction with the issuance of the Bonds. As consideration, the Company was issued warrants, with 10 year terms, to purchase 10% of the common stock of RRT and upon the occurrence of certain conditions, an additional 15% of the common stock of RRT.


(10)  RETIREMENT PLANS --

      Effective October 1, 1990, the Company established a defined contribution employee benefit plan, the Allwaste Retirement Savings Plan, which covered substantially all full-time non-union U.S. employees having at least one year of service. On July 1, 1995, the Company adopted the Allwaste Employee Retirement Plan (the "Retirement Plan"), which amended and restated the Allwaste Retirement Savings Plan. Eligible employees may contribute up to 15% of their compensation, subject to certain Internal Revenue Code limitations. The Company matches 50% of each participant's contributions up to 3% of eligible compensation. Retirement Plan participants may select among six investment options, one of which is the Company's Common Stock. At August 31, 1996, the Retirement Plan held 626,723 shares of the Company's Common Stock (market value of $2.6 million) which represented 24.3% of the Retirement Plan's assets. In addition to the Plan, the Company maintains three other defined contribution employee benefit plans which cover a small group of union employees. Defined contribution expense related to all plans for the Company was $0.8 million, $0.6 million and $0.5 million for fiscal years 1996, 1995 and 1994, respectively.


 (11) INCENTIVE PLANS --

      On October 26, 1995, the Company's Board of Directors adopted a limited single-purpose incentive plan (the "Incentive Plan") for certain key employees ("Participants") of the Company. Under this plan, each Participant that purchased shares of the Company's Common Stock, based on a designated percentage of the Participant's annual salary (the "Qualifying Shares"), was granted a number of shares of restricted Common Stock equal to two times the number of Qualifying Shares purchased by the Participant. On completion of the purchases by a Participant, the Compensation Committee, in exercise of its discretion and under the Company's Amended and Restated 1989 Replacement Non-qualified Stock Option Plan, granted to such Participant an option to purchase a number of shares of Common Stock equal to four times the number of Qualifying Shares purchased by the Participant. Shares of Common Stock issued under this Incentive Plan are treasury shares. At August 31, 1996, 203,366 shares of restricted Common Stock and options to purchase 423,464 shares of Common Stock have been granted to Participants. Additionally, 3,460 shares of restricted Common Stock were earned and not yet issued. The Company does not contemplate that any additional restricted shares will be issued under the Incentive Plan or that any options to purchase shares of Common Stock will be granted under the Plan in relation to purchases of Qualifying Shares pursuant to the Incentive Plan.

      The value of restricted shares awarded under this Incentive Plan during fiscal 1996 was $0.9 million. These amounts were recorded as unearned compensation related to outstanding restricted stock and are shown as a separate component of Shareholders' Equity. Unearned compensation is being amortized to expense over a predominately four year vesting period and amounted to $0.2 million for the year ended August 31, 1996.

      During fiscal 1996, the Company adopted an Interim Management Bonus Plan ("Interim Plan") for eligible personnel, as defined. Under this Interim Plan, eligible personnel may receive bonus payments contingent upon the Company meeting or exceeding certain predetermined earnings levels, as determined by the Compensation Committee of the Board of Directors, and individual performance. At August 31, 1996, compensation earned and recorded in operating expense was $1.0 million.


(12)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS --

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to do so.

      The Company's notes receivable are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      Long-term investments are based on the carrying value of the asset.

      The Company's long-term debt and convertible subordinated debt are estimated based on quotations obtained from broker-dealers who make markets in these and similar securities. The bank credit facilities are based on floating interest rates and, as such, the carrying amount is a reasonable estimate of fair value.

      Letters of credit are based on the face amount of the related obligations and performance bonds.

      Interest rate cap agreements are based on quotes from the market makers of these instruments and represent the amounts that the Company would expect to receive to terminate the agreements.

      The estimated fair values of the Company's financial instruments are as follows (in thousands):


                                                                              August 31,
                                                     -----------------------------------------------------------
                                                               1996                               1995
                                                     ------------------------          -------------------------
                                                      Carrying        Fair              Carrying         Fair
                                                       Amount         Value              Amount          Value
                                                     -----------   ----------          -----------     ---------
Notes receivable                                     $   13,517    $  13,120           $    4,893      $  4,428
Long-term investments                                    11,030       11,030                   --            --
Long-term debt and convertible
  subordinated debentures                               128,144      123,064              165,878       162,126
Letters of credit                                            --       30,090                   --        25,072
Interest Rate Cap Agreement                                 270          377                   --            --

(13)  NET INCOME (LOSS) PER COMMON SHARE --

         Net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of Common Stock and equivalents outstanding during the year as shown below (in thousands, except per share data):


                                                                   For the Years Ended August 31,
                                                           ----------------------------------------------
                                                             1996              1995                1994
                                                           --------          --------            --------
    Income (loss) from continuing operations,
      net of income taxes                                  $  6,614          $ (3,879)           $ 10,596

    Discontinued Operations
      Income from discontinued operations, net of
        applicable income taxes                                  --             2,773               2,501
      Gain on sale of glass recycling operations, net of
        applicable income taxes                               3,764                --                  --
                                                           --------          --------            --------

    Net income (loss)                                      $ 10,378          $ (1,106)           $ 13,097
                                                           ========          ========            ========

    Shares outstanding, beginning
      of year                                                39,609            37,741              36,740

    Weighted average number of common shares outstanding:

        Stock options, treasury stock method                     63               290                 188

        Purchased companies,
          including earnouts                                     25               816                 132

        Exercise of stock options                               113               208                   4

        Treasury stock and other, net                          (755)             (250)               (212)
                                                           --------          --------            --------

     Total weighted average common
       shares outstanding                                    39,055            38,805              36,852
                                                           ========          ========            ========

     Net income (loss) per common share:
       Continuing operations                               $    .17          $   (.10)           $    .29
       Discontinued operations                                  .10               .07                 .07
                                                           --------          --------            --------

    Net income (loss) per common share                     $    .27          $   (.03)           $    .36
                                                           ========          ========            ========


      Fully diluted net income per common share is not presented for any period as it is not materially different from the above primary calculations.

      Common stock equivalents include stock options to purchase Common Stock. The convertible subordinated debt is not a common stock equivalent and does not have a material dilutive effect on net income (loss) per common share for any of the three years presented.

(14)  BUSINESS OPERATIONS AND GEOGRAPHIC INFORMATION --

      The primary business of the Company involves the provision of on-site industrial cleaning and waste management services (including hydroblasting and gritblasting and air moving and liquid vacuuming), waste transportation and processing, wastewater services, site remediation, maintenance services, turnaround and outage services, container cleaning and repair services, emergency spill response services and other general plant support services to the industrial customer. The Company's operations are located in the United States, Canada and Mexico, as summarized below (in thousands):


                                               United
                                               States            Canada          Mexico              Total
                                               ------            ------          ------              -----

1996 --
     Revenues                                $347,484          $ 32,952         $  1,729           $ 382,165
     Operating income (loss)                   16,978             2,120             (356)             18,742
     Total assets                             320,222            16,522              443             337,187

1995 --
     Revenues                                $322,644          $ 20,484         $  1,117           $ 344,245
     Operating income (loss)                   11,253             1,375           (2,863)              9,765
     Total assets                             359,507            12,257              469             372,233

1994 --
     Revenues                                $263,210          $ 22,611         $  1,040           $ 286,861
     Operating income (loss)                   22,165             2,690           (1,506)             23,349
     Total assets                             297,063             9,578            2,622             309,263

(15)  QUARTERLY FINANCIAL DATA (UNAUDITED) --

      The table below sets forth consolidated operating results by fiscal quarter for the years ended August 31, 1996 and 1995, excluding the Company's discontinued glass recycling operations (in thousands, except per share data):


                                               First            Second             Third            Fourth
                                              Quarter           Quarter            Quarter          Quarter
                                            ---------         ---------         ----------        -----------
1996 --
     Revenues                               $  99,798         $  88,278         $   98,731        $    95,358

     Gross profit                              26,744            18,659             25,621             24,729

     Net income (loss)
       Continuing operations                    2,715            (1,357)             2,583              2,673
       Discontinued operations                  3,764                --                 --                 --
                                            ---------         ---------         ----------        -----------
                                            $   6,479         $  (1,357)        $    2,583        $     2,673
                                            =========         =========         ==========        ===========

     Net income (loss) per common share
       Continuing operations                $     .07         $    (.03)        $      .07        $       .07
       Discontinued operations                    .09                --                 --                 --
                                            ---------         ---------         ----------        -----------
                                            $     .16         $    (.03)        $      .07        $       .07
                                            =========         =========         ==========        ===========

1995 --
     Revenues                               $  82,591         $  78,433         $   86,638          $  96,583

     Gross profit                              22,846            20,903             23,384             22,516

     Net income (loss)
       Continuing operations                    2,926             1,507              2,170            (10,482)
       Discontinued operations                    794               825                872                282
                                            ---------         ---------         ----------        -----------
                                            $   3,720         $   2,332         $    3,042        $   (10,200)
                                            =========         =========         ==========        ===========

     Net income (loss) per common share
       Continuing operations                $     .08         $     .04         $      .06        $      (.27)
       Discontinued operations                    .02               .02                .02                .01
                                            ---------         ---------         ----------        -----------
                                            $     .10         $     .06                .08        $      (.26)
                                            =========         =========         ==========        ===========


     Due to changes in weighted average common shares outstanding, the sum of the quarterly per share amounts for fiscal 1996 and 1995 do not equal earnings
(loss) per share for the respective years.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

                                 ALLWASTE, INC.

          This Proxy is Solicited on Behalf of the Board of Directors

        ALLWASTE INC. -- COMMON STOCK PROXY -- for the Annual Meeting of Stockholders at 1:00 p.m., January 17, 1997, at Texas Commerce Center
                 Auditorium, 601 Travis Street, Houston, Texas.

     The undersigned hereby appoints R. L. Nelson, Jr. and Robert M. Chiste, or either of them, with full power of substitution, as Proxies to vote the Common Stock of the undersigned at the above stated Annual Meeting and any adjournments thereof, on the matters set forth in the Notice of Annual Meeting and Proxy Statement, as follows:


                  (Continued and to be signed on reverse side)

/X/ Please mark your
    votes as in this
    example.

                     FOR         WITHHOLD    Incumbent Class I nominees are:
                 ALL NOMINEES    AUTHORITY        Michael A. Baker
1.  Election of      / /           / /            R. L. Nelson, Jr.
    Directors -                                   Frank A. Rossi
    for the terms
    set forth in the attached
    Proxy Statement.

FOR ALL NOMINEES, except the following:_________________


2. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND WITH THE DISCRETION OF THE PROXY OR PROXIES, ON ANY OTHER BUSINESS.

Any proxy heretofore given by the undersigned with respect to such Common Stock is hereby revoked.

Receipt of the Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.


Do you plan to attend the Annual Meeting?    Yes / /     No / /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE_____________________  _________________________  DATE____________, 19__
                                Signature if held jointly

Note: (Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)